Exhibit 1.01

ASSET PURCHASE AGREEMENT
BY AND AMONG
CROSS COUNTRY HEALTHCARE, INC.
as Purchaser,
and
MSN HOLDCO, LLC,
MSN HOLDING COMPANY, INC.,
MEDICAL STAFFING NETWORK HEALTHCARE, LLC,
and
OPTIMAL WORKFORCE SOLUTIONS, LLC,
as Sellers
Dated as of June 2, 2014

TABLE OF CONTENTS

DEFINITIONS	1
1.1Certain Definitions    1
1.2Terms Defined Elsewhere in this Agreement    11

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	12
2.1Purchase and Sale of Assets    12
2.2Excluded Assets    14
2.3Assumption of Liabilities    15
2.4Excluded Liabilities    15
2.5Non-Assignable Contracts    17
2.6Purchase and Sale of the Transferred Equity Interests    17
2.7Further Conveyances and Assumptions    17
2.8No Additional Representation    17

CONSIDERATION	18
3.1Consideration    18
3.2Adjustment of Purchase Price.    18

CLOSING AND TERMINATION	19
4.1Closing    19
4.2Closing Deliveries by Sellers    19
4.3Closing Deliveries by the Purchaser    20
4.4Termination of Agreement    21
4.5Procedure Upon Termination    22
4.6Effect of Termination    22

REPRESENTATIONS AND WARRANTIES OF THE SELLERS	22
5.1Corporate Organization and Qualification    23
5.2MSN and Affiliates.    23
5.3Authority Relative to This Agreement    23
5.4Conflicts; Consents of Third Parties.    24
5.5Absence of Certain Developments    24
5.6Litigation    26
5.7Intellectual Property.    26
5.8Agreements, Contracts and Commitments; Certain Other Agreements.    28
5.9Regulatory Matters; Permits.    30
5.10Brokers and Finders    30
5.11Title to Assets and the Transferred Equity Interests.    30
5.12Tangible Personal Property; Equipment    31
5.13Real Property.    31
5.14Compliance with Laws    32
5.15Employees.    32
5.16Company Benefit Plans    34
5.17Environmental Matters    36

i

5.18Financial Statements    36
5.19Absence of Undisclosed Liabilities    36
5.20Related Party Transactions    37
5.21Customers; Suppliers; Master Service Providers; Approved Staffing Agency Subcontractors.    37
5.22Banking Relationships    38
5.23Taxes    38
5.24Insurance.    40
5.25No Other Representations and Warranties    40

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	41
6.1Corporate Organization and Qualification    41
6.2Authority Relative to this Agreement    41
6.3Consents and Approvals; No Violation.    42
6.4Brokers and Finders    42
6.5Sufficiency of Financing    42
6.6Investigation    43
6.7Litigation    44

EMPLOYEES	44
7.1Employee Matters.    44
7.2Employee Plans.    45
7.3Successor Employer    45
7.4COBRA Coverage    45
7.5WARN Act    46
7.6No Third-Party Beneficiaries.    46

COVENANTS AND AGREEMENTS	46
8.1Conduct of Business of Sellers.    46
8.2Access to Information.    47
8.3Additional Financial Statements    49
8.4Further Agreements    49
8.5Further Assurances.    50
8.6Antitrust Notification.    51
8.7Disclosure Schedules    52
8.8Preservation of Records    52
8.9Publicity    52
8.10Notification of Certain Matters    52
8.11Confidentiality    53
8.12Standstill    53
8.13Letters of Credit    53
8.14Financing    54
8.15Insurance Premiums    55

CONDITIONS TO CLOSING	55
9.1Conditions Precedent to the Obligations of the Purchaser and Sellers    55
9.2Conditions Precedent to the Obligations of Sellers    56
9.3Conditions Precedent to the Obligations of the Purchaser    56
9.4Failure Caused by Party’s Failure to Comply    58

TAXES	58
10.1Tax Matters.    58

MISCELLANEOUS	59
11.1Payment of Expenses    59
11.2Entire Agreement: Amendments and Waivers    59
11.3Counterparts    60
11.4Governing Law    60
11.5Jurisdiction. Waiver of Jury Trial.    60
11.6Notices    60
11.7Binding Effect; Assignment    61
11.8Severability    61
11.9Non-Recourse    61
11.10Time of the Essence    62
11.11Indemnification; Survival.    62
11.12Injunctive Relief    62
11.13Certain Interpretations.    62
11.14Acknowledgement.    63

EXHIBITS
Exhibit A    Base Working Capital Calculation
Exhibit B    Form of Integris Assignment and Assumption Agreement
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Final Draft 2013 Financial Statements
SCHEDULES
Schedule 1.1(ii)    Knowledge of Sellers
Schedule 1.1(jj)    Knowledge of Purchaser
Schedule 1.1(ddd)    Required Consents
Schedule 2.1(c)    Assigned Contracts
Schedule 2.1(d)    Assigned Leases
Schedule 2.1(m)    Assumed Insurance Policies
Schedule 2.2(l)    Additional Excluded Assets
Schedule 2.4(g)    Additional Excluded Liabilities
Schedule 7.1(a)(i)    Excluded Employees
Schedule 7.1(a)(ii)    Specified Employees
Schedule 8.1(a)    Conduct of Business of Sellers
Schedule 8.13    Letters of Credit
Schedule 9.3(f)    Closing Assigned Contracts and Leases
Schedule 9.3(h)    Legal Opinion
Schedule 9.3(i)    Required Restrictive Covenant Agreements
Schedule 9.3(k)    Insurance Policies

SELLER DISCLOSURE SCHEDULE
Section 5.1    Foreign Qualifications
Section 5.2(a)    Seller Jurisdiction of Incorporation and Qualification
Section 5.2(b)    Ownership by Sellers
Section 5.2(c)    Indebtedness
Section 5.4(a)    Conflicts
Section 5.4(b)    Consents of Third Parties
Section 5.5    Absence of Certain Developments
Section 5.6(a)    Litigation
Section 5.6(b)    Professional Liability Proceedings
Section 5.7(a)    Intellectual Property
Section 5.7(b)    IP Licenses and Contracts
Section 5.7(c)    IP Encumbrances and Claims
Section 5.7(d)    Infringement Claims
Section 5.8(a)    Material Contracts
Section 5.8(b)    Notice of Default under Material Contracts
Section 5.9    Material Permits

Section 5.10    Brokers and Finders
Section 5.11(c)    InteliStaf Equity
Section 5.12(a)    Personal Property Leases
Section 5.12(b)    Default under Personal Property Leases
Section 5.13(b)    Leased Real Property
Section 5.15(a)    Worker’s Compensation and Long Term Disability Claims
Section 5.15(b)    Employment Loss
Section 5.15(c)    Severance or Termination Payment Obligations
Section 5.15(d)    Employee Claims
Section 5.15(e)    Employment Audits and Investigations
Section 5.16    Employee Plans
Section 5.19    Undisclosed Liabilities
Section 5.20    Related Party Transactions
Section 5.21(a)    Customers
Section 5.21(b)     Suppliers
Section 5.21(c)    Master Service Providers
Section 5.21(d)    Approved Staffing Agency Subcontractors
Section 5.21(e)    Customers/Suppliers Changes or Disputes
Section 5.23(a)    Tax Return Jurisdictions
Section 5.23(b)    Tax Proceedings
Section 5.24(b)    Insurance
Section 5.24(c)    Pending Insurance Claims

PURCHASER DISCLOSURE SCHEDULE
Section 6.3(a)    Conflicts
Section 6.3(b)    Consents of Third Parties

v

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2014 (the “Execution Date”), by and among MSN Holdco, LLC, a Delaware limited liability company (“MSNH”), MSN Holding Company, Inc., a Delaware corporation (“MSNHC”), Medical Staffing Network Healthcare, LLC, a Delaware limited liability company (“MSN”), and Optimal Workforce Solutions, LLC, a Delaware limited liability company (together with MSNH, MSNHC, and MSN, the “Sellers” and each, individually, a “Seller”), and Cross Country Healthcare, Inc., a Delaware corporation (the “Purchaser”). Certain capitalized terms used herein are defined in Article I.
RECITALS
WHEREAS, Sellers currently conduct the Business and the Purchaser desires to purchase the Purchased Assets and the Transferred Equity Interests;
WHEREAS, subject to the terms and conditions contained herein, Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from Sellers, the Purchased Assets and the Transferred Equity Interests and shall assume from Sellers the Assumed Liabilities.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and Sellers hereby agree as follows:

ARTICLE I.
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms used in this Agreement shall have the respective meanings assigned to them below:
(a)    “Accounts Receivable” means (i) any and all accounts receivable, trade accounts and other amounts (including overdue accounts receivable) owed to any of the Sellers relating to, or arising in connection with the operation and conduct of, the Business and any other rights of any of the Sellers to payment from third parties and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered, in each case owing to any of the Sellers, and any return of premiums or other funds relating to or arising from any Insurance Policies; (ii) all other accounts or notes receivable of any of the Sellers and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business; and (iii) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case existing on the Execution Date or arising in the Ordinary Course of Business after the Execution Date and in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding the Closing Date or have not been written off or sent to collection prior to the close of business on the day immediately preceding the Closing Date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding the Closing Date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby).
(b)    “Adjustment Escrow Agreement” means the Escrow Agreement dated as of the Closing Date among the Sellers, the Purchaser, and the Escrow Agent, which Escrow Agreement shall be in a form reasonably acceptable to the Sellers and the Purchaser.
(c)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(d)    “Assumed Professional Liabilities Claims” means all professional liability claims against the Sellers, including all claims alleging negligence in the performance of services by any employee or independent contractor of the Sellers, arising prior to the Closing Date and any claims asserted by any customer of any Seller for professional liability claims resulting from the alleged negligence in the performance of services by any employee or independent contractor of the Sellers.
(e)    “Assumed Workers Compensation Claims” means (i) all workers’ compensation claims arising out of injuries with an identifiable date of occurrence sustained by Sellers’ employees prior to the Closing Date; (ii) all workers’ compensation claims arising out of injuries with an identifiable date of occurrence, sustained by Transferred Employees on and after the dates (hereinafter, “Transferred Employees’ Employment Date”) Purchaser hires them, including injuries sustained by a Transferred Employee on or after the Transferred Employees’ Employment Date that are aggravations, exacerbations or re-injuries of medical conditions or diagnoses resulting from injuries that were sustained before the Transferred Employees’ Employment Date; and (iii) all workers’ compensation claims arising out of injuries or occupational diseases without an identifiable date of occurrence or exposure, originating from within Sellers’ facilities and which are alleged to have been sustained or contracted prior to the Closing Date.
(f)    “Base Working Capital” means an amount equal to $25,847,000, representing the prior twelve-month average Net Working Capital as set forth on Exhibit A.
(g)    “Business” means the business of providing healthcare staffing, case management staffing and light industrial staffing, as conducted on the Execution Date and on the Closing Date, through, among other things: (i) per diem and local contract staffing services; (ii) travel nurse services; (iii) allied health and vendor managed services; and (iv) outsourced healthcare staffing solutions, as well as permanent placement business.
(h)    “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close
(i)    “Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the day immediately prior to the Closing Date), checking account balances, marketable securities, certificates of deposit, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents; reduced by the sum of all checks issued by Sellers but not presented for payment prior to the close of business on the day immediately prior to the Closing Date; provided, however, that “Cash and Cash Equivalents” shall not include any of the Purchased Assets described in Section 2.1(e) .
(j)    “Code” means the Internal Revenue Code of 1986, as amended.
(k)    “Confidentiality Agreement” means the Confidentiality Agreement dated January 2, 2014, between Sellers and Purchaser.
(l)    “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, license, commitment, undertaking or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, including each amendment, supplement, renewal or extension thereof or thereto.
(m)    “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (including design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, and flow charts), user documentation (including installation guides, user manuals, training materials, release notes, and working papers), marketing documentation (including sales brochures, flyers, pamphlets, and web pages), and other similar materials, in each case whether or not in electronic form.
(n)    “Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business.
(o)    “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff exceeding six (6) months, (iii) a reduction in hours of work of more than fifty percent (50%) in each month of any six (6) month period or (iv) any similar employment action that (when aggregated with any other employment action) would reasonably be expected to trigger the notice requirements of the WARN Act or any other similar state law.
(p)    “Encumbrance” means any lien, encumbrance, claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements, security agreement and other similar Contracts, and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.
(q)    “Environmental Laws” means all Laws relating to pollution or protection of health, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Materials, or which impose Liability or responsibility with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and other similar federal, state, provincial and local statutes.
(r)    “Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs and expenses (including attorneys’ and consultants’ fees), including costs of investigation, assessment, remediation or monitoring or defense of any matter relating to health, natural resources or the environment of whatever kind or nature by any Person or Governmental Body, (A) which are incurred as a result of (i) the existence of Hazardous Materials in, on, under, at or emanating from any Real Property or in connection with the operation of the Business, (ii) the transportation, treatment, storage or disposal of Hazardous Materials generated by any Seller or the Business, or (iii) the violation of or non-compliance with any Environmental Laws, or (B) which arise under the Environmental Laws.
(s)    “Equipment” means all equipment, machinery, vehicles, furniture, fixtures, supplies and other tangible personal property of every kind and description used, or held for use, in connection with, or related to, the operation of the Business and owned by any Seller, wherever located, including communications equipment, the IT Assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable, but excluding software and any other intangibles associated therewith except to the extent embedded in such Equipment and required to operate it.
(t)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.
(u)    “ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included any Seller.
(v)    “Escrow Agent” means JPMorgan Chase Bank, N.A., or such other party mutually acceptable to the Purchaser and the Sellers, or its duly appointed successor as provided in the Adjustment Escrow Agreement.
(w)     “Field Associate” means any individual working for one of the Sellers on a temporary staffing assignment, whether such Field Associate is an Employee or an independent contractor.
(x)    “GAAP” means United States generally accepted accounting principles as in effect from time to time.
(y)    “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, any court or arbitrator (public or private) of applicable jurisdiction.
(z)    “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.
(aa)    “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
(bb)    “Indebtedness” of any Person means, without duplication, the obligations of such Person (i) for interest principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than for services and goods acquired in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person as an account party in respect of or for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person in respect of off-balance sheet agreements or transactions that are in the nature of, or in substitution for, financings; (vi) under conditional sale or other title retention agreements; (vii) earnouts arising in connection with acquisitions; (viii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements; (ix) all obligations of the type referred to in clauses (i) through (viii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (xi) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (i) through (x).
(cc)    “Independent Accounting Firm” means any of the nationally recognized accounting firms, as mutually agreed.
(dd)    “Integris Assignment and Assumption Agreement” means an assignment and assumption agreement with respect to the Transferred Equity Interests, substantially in the form attached hereto as Exhibit B.
(ee)    “Integris JV Agreement” means that certain Operating Agreement, entered into and effective as of May 7, 1998, by and among HealthStaf of Oklahoma, L.L.C., predecessor to Intelistaf of Oklahoma, LLC, Healthstaf Medical Services, Inc. and Integris Prohealth, Inc., as amended from time to time.
(ff)    “Intellectual Property” means all intellectual property and proprietary rights of any kind, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of affiliation, source or origin, together with all goodwill, registrations and applications related to the foregoing in any jurisdiction, and any extension, modification or renewal of any such registration or application; (ii) patents, patent applications, patent disclosures, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including any registrations and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies, and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v computer software, computer programs, and databases (whether in source code, object code or other form); (vii) agreements, licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and (vii) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.
(gg)    “Intercompany Obligations” means any intercompany obligation or Indebtedness between any Seller, on the one hand, and another Seller, on the other hand, whether or not evidenced by promissory notes, written contracts and/or recorded in the books and records of such Seller(s).
(hh)    “IT Assets” means all of Sellers’ computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation that are used, or held for use, in connection with, or related to, the operation of the Business.
(ii)    “Knowledge of Sellers” (or “Sellers’ Knowledge”) means the actual knowledge after due inquiry and reasonable investigation of those persons listed on Schedule 1.1(ii).
(jj)    “Knowledge of Purchaser” (or “Purchaser’s Knowledge”) means the actual knowledge of those persons listed on Schedule 1.1(jj).
(kk)    “Laws” means all federal, state, local or foreign laws, statutes, rules, codes, regulations, restrictions, ordinances, Orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, enacted, promulgated, enforced, entered by or otherwise put into effect by or under the authority of, any and all Governmental Bodies, or court of competent jurisdiction, or other legal requirement or rule of law.
(ll)    “Leased Real Property” means all of the real property leased, subleased, licensed, used or occupied by any Seller or the Business, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with, or related to, the operation of the Business.
(mm)    “Lenders” shall have the meaning ascribed to such term in that certain Credit Agreement, dated as of September 27, 2010, by and among MSN, MSNH, MSNHC, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as Administrative Agent and Collateral Agent, and GE Capital Markets, Inc., as sole Lead Arranger and Sole Bookrunner (as may be amended, restated or modified from time to time).
(nn)    “Liability” means, as to any Person, any debt, liability, obligation, cost, or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when asserted.

(oo)    “Licensed Intellectual Property” means any Intellectual Property that is licensed to any Seller, and used, or held for use, in connection with, or related to, the operation of the Business.
(pp)    “Material Adverse Effect” means any circumstance, effect, event, occurrence, state of facts or change that would reasonably be expected to be, individually or in the aggregate with any other circumstances, change, occurrence, event or effect, materially adverse to the earnings, operations, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of the Business and the Purchased Assets, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Proceeding resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of the Purchaser or any of its Affiliates; (ii) changes or conditions affecting the industries generally in which Sellers operate; (iii) changes in national or international business, economic, political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (iv) changes in financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (v) changes in Law or in GAAP or interpretations thereof; (vi) the failure of Sellers to meet or otherwise achieve internal or public projections, forecasts, financial goals, benchmarks or estimates, provided that the exceptions in this subsection (vi) are limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any change, event, effect or fact underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (vii) any natural or man-made disaster, change in the weather or climate or other acts of God; (viii) any fluctuations in currency; or (ix) any action taken or omission to act with the consent or upon request of the Purchaser (including any action taken or omission to act which is required or permitted by this Agreement); provided, however, that any circumstance, effect, event, occurrence, state of facts or change referred to in clause (ii) or (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, effect, event, occurrence, state of facts or change has a disproportionate effect on the Sellers, the Business or the Purchased Assets compared to other participants in the industry in which the Business is conducted.
(qq)    “Net Working Capital” means, as of immediately prior to the Closing, an amount equal to the current assets of the Sellers included within the Purchased Assets to the extent such assets are described on Exhibit A minus the current liabilities of the Sellers included within the Assumed Liabilities to the extent such liabilities are described on Exhibit A, in each case calculated in a manner consistent with the methodology set forth therein on Exhibit A.

(rr)    “Order” means any consent, judgment, order, writ, edict, injunction, ruling, stipulation, determination, arbitration or other award or decree of or by, or any settlement under the jurisdiction of, any court or other Governmental Body.
(ss)    “Ordinary Course of Business” means the ordinary and usual course of operations of the Business consistent with past practice (including with respect to quantity, quality, frequency and kind).
(tt)    “Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.
(uu)    “Owned Intellectual Property” means all Intellectual Property owned by any Seller, and used, or held for use, in connection with, or related to, the operation of the Business.
(vv)    “Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, Orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to any Seller and used, or held for use, in connection with, or related to, the operation of the Business or applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.
(ww)    “Permitted Encumbrances” means: (i) statutory Encumbrances for current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary land use encumbrances or non-monetary land use impediments against the Assumed Leased Real Property, which do not, in the aggregate, materially and adversely affect the use or occupancy of such Assumed Leased Real Property as it relates to the operation of the Business; (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law; (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business; and (v) such other Encumbrances or title exceptions as the Purchaser may approve in writing in its sole discretion.
(xx)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.
(yy)    “Personal Information” means personally identifiable information of the Sellers, their employees, other personnel, agents, officers, directors, managers, contractors, or suppliers, which information may include name, address, other contact information, financial account information, health or medical information, insurance information, social security number, tax ID number, driver’s license, mother’s maiden name, date of birth, password, PIN number, employee ID number, payroll records, salary information or other human resources records and information, personal identification number or code, other account information or account activity information, other information or data that can be used for identity theft (including that which is not personally identifiable), and other sensitive information regarding any of the foregoing persons.

(zz)    “Proceeding” means any legal, judicial, administrative, arbitral or other proceedings (including disciplinary proceedings, and any civil, criminal, administrative, investigative or appellate action or proceeding), suits, litigation, or governmental or regulatory investigations of any nature, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
(aaa)    “Real Property” means any real property presently or formerly owned, used, leased, occupied or operated by the Sellers.
(bbb)    “Regulatory Approvals” means any notices, consents, waivers, approvals, Orders, Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder.
(ccc)    “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.
(ddd)    “Required Consents” means the consents and approvals set forth on Schedule 1.1(ddd).
(eee)    “Seller Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, equity compensation arrangements or policies) and (ii) all employment, termination, bonus, severance, change in control or other similar Contracts or agreements, in each case to which any Seller or ERISA Affiliate is a party, with respect to which any Seller or ERISA Affiliate has any Liability or obligation or which are maintained by any Seller or ERISA Affiliate or to which any Seller or ERISA Affiliate contributes or is obligated to contribute with respect to current or former directors, officers, equityholders, consultants or other service providers, Employees or their beneficiaries.
(fff)    “Seller Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, which, collectively, constitute all Intellectual Property that is owned by or licensed to Sellers, and used, or held for use, in connection with, or related to, the operation of the Business.
(ggg)    “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Governmental Body including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, stamp, gross receipts, real and personal property, value added, franchise, ad valorem, severance, capital levy, occupational, production, transfer, withholding, unemployment insurance, disability, workers’ compensation, employment and payroll related and property taxes and duty or other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including, without limitation, interest, additions to tax or interest, charges and penalties with respect thereto, and expenses associated with contesting any proposed adjustment related to any of the foregoing.
(hhh)    “Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.
(iii)    “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments, supplements, renewal or extension thereof or thereto.
(jjj)    “Transaction Documents” means this Agreement, the Adjustment Escrow Agreement, the Integris Assignment and Assumption Agreement, the Assumption and Assignment Agreement and all other agreements, instruments and certificates to which any of the Sellers or the Purchaser is a party which is contemplated to be delivered by any party hereto at or prior to the Closing.
(kkk)    “Transferred Equity Interests” means all of the equity interests in InteliStaf of Oklahoma, LLC held by MSN.
(lll)    “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq , and the rules and regulations promulgated thereunder.
(mmm)    “Working Capital Escrow Amount” means an amount in cash equal to $1,000,000 plus fifty percent (50%) of the Adjustment Increase Amount (if any).
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
2013 Financial Statements	5.18
Adjustment Increase Amount	3.2(b)
Agreement	Preamble
Allocation	10.1(b)
Alternative Financing	8.14(c)
Alternative Transaction	8.12(a)
Applicable Privacy and Data Security Laws Assigned Contracts	5.7(i) 2.1(c)
Assigned Leases	2.1(d)
Assumed Liabilities	2.3
Assumed Professional Liability Claims	2.3(h)
Assumed Workers Compensation Claims	2.3(g)

Term	Section
Assumption and Assignment Agreement	4.2(a)
Audited Financial Statements	5.18
Back-to-Back LCs	8.13
Balance Sheet Date	5.18
Cash Collateral	5.13
Certified Working Capital	3.2(d)
Closing	4.1
Closing Date	4.1
COBRA Continuation Coverage	7.4
COBRA Employees	7.4
DOJ	8.6(a)
Employee Plans	5.16(a)
Estimated Closing Net Working Capital	3.2(a)
Estimation Statement	3.2(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Execution Date	Preamble
Final Working Capital	3.2(c)
Final Working Capital Statement	3.2(c)
Financial Statements	5.18
FTC	8.6(a)
L/C Issuers	8.13
Letters of Credit	8.13
Material Contracts	5.8(a)
Material Permits	5.9(a)
MSN	Preamble
MSNH	Preamble
MSNHC	Preamble
MSN Organizational Documents	5.1
New Commitment Letter	8.14(c)
New Fee Letter	8.14(c)
Non-Assignable Contract	2.5
Outside Date	4.4(b)
Personal Property Leases	5.12
Purchase Price	3.1
Purchased Assets	2.1
Purchased Names	2.1(g)
Purchaser	Preamble
Purchaser COBRA Costs	7.4
Purchaser Disclosure Schedule	Article VI
Purchaser Organizational Documents	6.1

Term	Section
Qualified Plan	5.16(c)
Real Property Leases	5.13(b)
Representatives	8.2(a)
Required Contracts	9.3(f)
Review Documents	5.24
Sellers	Preamble
Seller Disclosure Schedule	Article V
Seller Organizational Documents	5.1
Specified Employee	7.1(a)
Standstill Representatives	8.12(a)
Transferred Employee	7.1(a)
Transferred Employee’s Employment Date	1.1(e)
Travelers	8.13
Travelers Cash LC	8.13
Working Capital Shortfall Amount	3.2(b)

ARTICLE II.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase and acquire and accept from each Seller, and each Seller shall sell, transfer, assign, convey and deliver to the Purchaser, at the Closing, all of such Seller’s rights, title and interest in and to the Business and all of Sellers’ rights, title and interest in and to all of its assets, properties and rights of every kind and description, personal and mixed, tangible and intangible, used in, useful for or otherwise relating to the Business, wherever situated (excluding only Excluded Assets) as those assets, properties and rights, exist immediately prior to Closing (collectively the “Purchased Assets”), free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and other than Permitted Encumbrances); provided, however, that for purposes of this Section 2.1, the term Permitted Encumbrances shall exclude Encumbrances for current Federal income Taxes not yet due and payable. The Purchased Assets shall include, but not be limited to, the following assets, properties, rights and interests of the Sellers:
(a)    all Accounts Receivable;
(b)    except for Documents described in Section 2.2, all Documents used in or relating to the Business or in respect of the assets purchased by Purchaser under this Section 2.1 or Assumed Liabilities;
(c)    all rights of each of Sellers under Contracts set forth on Schedule 2.1(c) (including only those amendments thereto that are set forth on such Schedule) (the “Assigned Contracts”);

(d)    all rights of each of Sellers under the leases for real or personal property set forth on Schedule 2.1(d) hereto (including only those amendments thereto that are set forth on such Schedule) (the “Assigned Leases”);
(e)    except as provided in Section 2.2(l), all deposits, escrowed amounts for subcontractors (to the extent such amounts are payable to subcontractors and not otherwise payable to any of the Sellers) and prepaid expenses of Sellers, including (i) security deposits with third party suppliers, vendors or service providers, ad valorem taxes and lease and rental payments (other than deposits held and prepaid expenses relating to any Excluded Assets), (ii) rebates, (iii) tenant reimbursements, and (iv) pre-payments;
(f)    the name Medical Staffing Network Healthcare, LLC, the names of all of the other Sellers and, in all cases, any derivations thereof (the “Purchased Names”);
(g)    all Permits to the extent such Permits are transferable;
(h)    all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents or with third parties;
(i)    all rights, claims, credits, causes of action or rights of set off against third parties relating to the assets purchased by Purchaser under this Section 2.1 (including, for the avoidance of doubt, those arising under, or otherwise relating, to the Assigned Contracts) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;
(j)    any counterclaims, setoffs or defenses that any Seller may have with respect to any Assumed Liabilities;
(k)    all claims pursuant to rights of indemnity, set-off, counterclaim or any similar action pursuant to or arising under the Assigned Contracts or Assigned Leases;
(l)    all goodwill and other intangible assets associated with the Business or the assets purchased by Purchaser under this Section 2.1;
(m)    all rights under the Sellers’ insurance policies set forth on Schedule 2.1(m) hereto;
(n)    all personnel files for Transferred Employees, except to the extent that any transfer or assignment is prohibited by applicable Law; and
(o)    all rights of Sellers in the Seller Intellectual Property.
Notwithstanding the foregoing, and for the avoidance of doubt, the Purchased Assets do not include the Excluded Assets.
2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be deemed to sell, transfer, assign or convey, and each Seller shall retain all of such Seller’s right, title and interest to, in and under the following assets, properties, interests and rights of each Seller (the “Excluded Assets”):
(a)    all Documents (whether copies or originals): (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities; (ii) that a Seller is required by Law to retain and is prohibited by Law from providing a copy of to the Purchaser; (iii) that were prepared primarily in connection with the transactions contemplated by this Agreement, including bids received from third Persons; or (iv) that relate to the formation, qualifications to conduct business as a foreign corporation or other legal entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, by-laws and other documents relating to the organization and existence of any Seller as a corporation or other legal entity, as applicable, together with analogous documentation.
(b)    all shares of capital stock or other equity interests of any Seller or any Affiliate of any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests, other than the Transferred Equity Interests;
(c)    except for the Sellers’ insurance policies set forth on Schedule 2.1(m) hereto, any of Sellers’ insurance policies (including director and officer insurance policies, fiduciary policies or employment practices policies), including any tail policies or coverage thereon, and any of Sellers’ rights, claims, demands, proceedings, credits, causes of action or rights of set off thereunder;
(d)    any causes of action under applicable state Law with respect to the Excluded Assets;
(e)    all claims that Sellers may have against any Person solely with respect to any other assets excluded from the transaction contemplated hereby pursuant to this Section 2.2;
(f)    each Seller’s rights, interests and benefits under this Agreement;
(g)    all Tax Returns or Tax Records of Sellers;
(h)    any claim, right or interest of any Seller in or to any refund, rebate, abatement or other recovery for Taxes with respect to the Purchased Assets or the Business together with any interest due thereon or penalty rebate arising therefrom, for any Tax Period (or portion thereof) ending before the Closing Date;
(i)    all amounts owed to either Seller by any one or more of such Seller’s Affiliates (including the other Seller);
(j)    the Seller Plans;
(k)    all Cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts and including any cash collateral held by third parties; and

(l)    the contracts, properties and assets set forth on Schedule 2.2(l).
2.3    Assumption of Liabilities. Purchaser shall not assume or be responsible for, and shall in no event be liable for, any debts, liabilities or obligations of or relating to the Business or the Sellers, whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, matured or unmatured, determinable or undeterminable, direct or indirect, secured or unsecured, or otherwise; provided, however, that effective as of the Closing, Purchaser shall assume and agree to pay, discharge or perform the following (the “Assumed Liabilities”):
(a)    any and all Liabilities of the Sellers under each Assigned Contract and each Assigned Lease;
(b)    all claims for accrued payroll obligations, including, but not limited to, accrued payroll taxes, severance, unused sick and vacation leave, and employer insurance premium contributions incurred in the Ordinary Course of Business, but only so long as the underlying obligations are included as current liabilities in the calculation of Net Working Capital;
(c)    the obligation to pay the amounts owed for goods or services received by Sellers in the Ordinary Course of Business in respect of any trade and vendor accounts payable, so long as the underlying obligation is included as a current liability in the calculation of Net Working Capital;
(d)    all Liabilities arising out of the conduct of the Business or ownership of the Purchased Assets or assumption of the Assumed Liabilities on or after the Closing Date;
(e)    any and all Liabilities for Taxes (i) with respect to the Purchased Assets or the Business to the extent attributable to a Tax Period (or portion thereof) beginning after the Closing Date or (ii) allocated to the Purchaser pursuant to Section 10.1(a).
(f)    all Liabilities of MSN under the limited liability company agreement of InteliStaf; provided, however, that the Liabilities of InteliStaf shall not be assumed and shall be Excluded Liabilities hereunder;
(g)    the Assumed Workers Compensation Claims; and
(h)    the Assumed Professional Liability Claims.
2.4    Excluded Liabilities. Without limiting the generality of the first sentence of Section 2.3, the Purchaser shall not assume, or become liable for the payment or performance of, any of the Liabilities of any Seller set forth below (collectively, the “Excluded Liabilities”), which shall remain Liabilities of Sellers:

(a)    all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing Date, out of or in connection with, any of the Excluded Assets;
(b)    except for Assumed Worker’s Compensation Claims and Assumed Professional Liability Claims (which shall be Assumed Liabilities), litigation and related claims and Liabilities arising out of or in connection with events occurring on or prior to the Closing Date, no matter when raised;
(c)    any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to any Seller’s operation of their respective businesses or their leasing, ownership or operation of real property on or prior to the Closing Date no matter when raised;
(d)    all Liabilities of each Seller in respect of Indebtedness, whether or not relating to the Business;
(e)    any and all Liabilities of any Seller for Taxes with respect to the Purchased Assets or the Business for any Tax Period (or portion thereof) ending on or before the Closing Date, except as provided for in Section 2.3(e);
(f)    any Liabilities to any equityholders of Sellers other than compensation owed to equityholders who are Employees of any Seller in the Ordinary Course of Business and only to the extent such compensation is accounted for as a current liability in the calculation of Net Working Capital;
(g)    all Liabilities set forth on Schedule 2.4(g);
(h)    any and all Liabilities under the Seller Plans;
(i)    any Liabilities of any Seller in, under or pursuant to Intercompany Obligations;
(j)    any and all Liabilities of any Seller for third party professional expenses related to the transactions contemplated by this Agreement, including legal, accounting and investment banking fees and expenses;
(k)    Liabilities arising under that certain Service Contract and Equipment Lease by and among MSN and Hewlett-Packard Financial Services Company, as lessor, dated April 26, 2013;
(l)    any and all Liabilities of any Seller under any collective bargaining agreement or any agreement with any labor union; and
(m)    any and all Liabilities arising from or related to any Proceedings set forth on Schedule 2.2(l).

2.5    Non-Assignable Contracts. To the extent that any Assigned Contract or Assigned Lease is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party, or if such assignment or transfer, or attempted assignment or transfer, would constitute a breach thereof (a “Non-Assignable Contract”), this Agreement shall not constitute an assignment or transfer of any such Non-Assignable Contract, or an attempted assignment or transfer of any such Non-Assignable Contract. If such consent for a Non-Assignable Contract (except for the Required Contracts) is not obtained, the Closing shall proceed with respect to the remaining Purchased Assets without any reduction in the Purchase Price. The parties shall have the continuing obligation after the Closing to use their commercially reasonable best efforts to endeavor to obtain all necessary consents to the assignment or transfer of any Non-Assignable Contracts. Upon obtaining the requisite third party consent thereto, each Non-Assignable Contract shall be transferred and assigned to Purchaser (or its designated Affiliate) hereunder. Notwithstanding anything to the contrary in this Section 2.5, with respect to any Non-Assignable Contract that is not assigned and transferred to Purchaser (or its designated Affiliate) pursuant to the first sentence of this Section 2.5, after the Closing and until the requisite consent is obtained and the foregoing is assigned and transferred to Purchaser, the Sellers shall use their commercially reasonable best efforts and cooperate with Purchaser in endeavoring to obtain for Purchaser an arrangement designed to provide Purchaser substantially equivalent benefits of each such Non-Assignable Contract in some other manner.
2.6    Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, MSN shall, sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from MSN, all of MSN’s right, title and interest in and to the Transferred Equity Interests, free and clear of all Encumbrances, except Permitted Encumbrances. At or prior to the Closing, MSN will execute and deliver to Purchaser all documents and instruments required to transfer and vest good and valid title in and to the Transferred Equity Interests to Purchaser in accordance with the terms of this Agreement, including the Integris Assignment and Assumption Agreement.
2.7    Further Conveyances and Assumptions. From time to time following the Closing, the Sellers and Purchaser shall, and the Sellers and Purchaser shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, at the sole expense of the Purchaser, as may be necessary or appropriate to assign and convey fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Sellers’ Documents and to ensure the assumption of the Liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Sellers’ Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
2.8    No Additional Representation. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE V OF THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING,

SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.
ARTICLE III.
CONSIDERATION
3.1    Consideration. Subject to the provisions of Section 7.4, in addition to the assumption of the Assumed Liabilities, in consideration for the sale, transfer and delivery of the Purchased Assets and the Transferred Equity Interest, at the Closing, Purchaser shall deliver to Sellers FORTY-EIGHT MILLION TWO HUNDRED SEVENTY THOUSAND DOLLARS ($48,270,000) (the “Purchase Price”).
3.2    Adjustment of Purchase Price.
(a)    No later than three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Purchaser a statement (the “Estimation Statement”) setting forth a good-faith estimate of the Net Working Capital (the “Estimated Closing Net Working Capital”), calculated and determined in the same manner as the calculation of the Base Working Capital set forth in Exhibit A.
(b)    In the event that the Estimated Closing Net Working Capital is more than the Base Working Capital, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount by which the Estimated Closing Net Working Capital is more than the Base Working Capital (the “Adjustment Increase Amount”). In the event that the Estimated Closing Net Working Capital is less than the Base Working Capital, the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount by which the Estimated Closing Net Working Capital is less than the Base Working Capital.
(c)    Within sixty (60) days after the Closing Date, Purchaser shall cause to be prepared, at Purchaser’s expense, a final calculation of the Net Working Capital (together with supporting calculations in reasonable detail, the “Final Working Capital Statement”) calculated and determined in the same manner as the calculation of the Base Working Capital set forth in Exhibit A (the “Final Working Capital”). Upon completion of such statement, Purchaser shall deliver the Final Working Capital Statement to Sellers.
(d)    If the Final Working Capital, as set forth on the Final Working Capital Statement as conclusively determined as set forth in Section 3.2(f) (the Working Capital as so determined, the “Certified Working Capital”), is less than the Estimated Closing Net Working Capital (such deficiency, the “Working Capital Shortfall Amount”), then the Sellers and the Purchaser shall jointly instruct the Escrow Agent to pay to the Purchaser the lesser of (A) the Working Capital Shortfall Amount and (B) the Working Capital Escrow Amount. Any payment pursuant to this Section 3.2(d) shall be made within ten (10) Business Days following the date on which the Final Working Capital Statement (including the Certified Working Capital calculation) becomes final pursuant to Section 3.2(f). Any payment made pursuant to this Section 3.2(d) shall be made by wire transfer of immediately available federal funds to an account designated by Purchaser. Upon the satisfaction of any payments owed to the Purchaser pursuant to this Section 3.2, the Purchaser and the Sellers shall jointly instruct the Escrow Agent to pay to the Sellers (to an account designated by Sellers) the remaining balance of the Working Capital Escrow Amount (if any).
(e)    If the Certified Working Capital is greater than the Estimated Closing Net Working Capital, then: (i) Purchaser shall pay to Sellers the amount of such excess; and (ii) the Sellers and the Purchaser shall jointly instruct the Escrow Agent to pay to the Sellers the Working Capital Escrow Amount. Any payment pursuant to this Section 3.2(e) shall be made within ten (10) Business Days following the date on which the Final Working Capital Statement (including the Certified Working Capital calculation) becomes final pursuant to Section 3.2(f). Any payment made pursuant to this Section 3.2(e) shall be made by wire transfer of immediately available federal funds to an account designated by Sellers.
(f)    Unless Sellers notify Purchaser in writing within sixty (60) days after receipt by Sellers of the Final Working Capital Statement of any objections thereto (specifying in reasonable detail the basis therefor), such statement shall be final and binding for all purposes. If Sellers timely notify Purchaser of any such objection, Purchaser and Sellers shall attempt in good faith to reach an agreement as to the matter in dispute. If the Parties shall have failed to resolve any such dispute within twenty (20) Business Days after receipt of timely notice of such objection, then any such disputed matter may, at the election of Purchaser or Sellers, be submitted to and determined by an Independent Accounting Firm. The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such accountants based on the extent to which Purchaser, on the one hand, or Sellers, on the other hand, is or are determined by such accountants to be the prevailing Party or Parties in the resolution of such disputed matters. The Final Working Capital Statement shall, after resolution of any dispute pursuant to this Section 3.2(f), be final, binding and conclusive on all Parties hereto.
ARTICLE IV.
CLOSING AND TERMINATION
4.1    Closing. The closing of the purchase and sale of the Purchased Assets and the Transferred Equity Interests, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding LLP, 1180 Peachtree St. NE, Atlanta, Georgia 30309 (or at such other place as the parties may designate in writing) on the second Business Day following full satisfaction or due waiver of all of the conditions set forth in Article IX (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Sellers. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of each of Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.
4.2    Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to the Purchaser:

(a)    a duly executed Bill of Sale, Assignment and Assumption Agreement with respect to the Purchased Assets and the Assumed Liabilities, substantially in the form attached hereto as Exhibit C (the “Assumption and Assignment Agreement”);
(b)    duly executed Adjustment Escrow Agreement;
(c)    a duly executed non foreign person affidavit of each Seller that is not a disregarded entity for federal tax purposes dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;
(d)    the officer’s certificates required to be delivered pursuant to Sections 9.3(a) and 9.3(b);
(e)    a list of the Accounts Receivable as of the last day of the fiscal month immediately preceding the month in which the Closing occurs;
(f)    a duly executed Integris Assignment and Assumption Agreement;
(g)    a schedule identifying all material Proceedings for unresolved professional liability claims of which Sellers have Knowledge as of the Closing Date;
(h)    a schedule identifying, to the Knowledge of Sellers, all pending claims against the Sellers under any workers’ compensation plan or policy as of the Closing Date;
(i)    evidence reasonably satisfactory to Purchaser of the filings and name changes contemplated pursuant to Section 8.1(c); and
(j)    all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement.
4.3    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to Sellers (or to other Persons, at the direction of Sellers):
(a)    the Purchase Price (as adjusted pursuant to Section 3.2(b) and subject to Section 7.4), less the Working Capital Escrow Amount, by wire transfer of immediately available federal funds to a bank account (or accounts) as shall be designated in writing no later than one (1) day prior to the Closing Date by Sellers to Purchaser; at the Closing, the Purchaser shall deliver the Working Capital Escrow Amount to the Escrow Agent pursuant to the terms of the Adjustment Escrow Agreement;
(b)    duly executed Adjustment Escrow Agreement;
(c)    a duly executed Assumption and Assignment Agreement;

(d)    a duly executed Integris Assignment and Assumption Agreement;
(e)    the officer’s certificates required to be delivered pursuant to Sections 9.2(a) and 9.2(b);
(f)    to Travelers, the Travelers LC;
(g)    either (i) to the entities designated on Schedule 8.13, replacement letters of credit in the amounts set forth on Schedule 8.13 or (ii) to the LC Issuers, the Back-to-Back LCs; and
(h)    all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.
4.4    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by the mutual written consent of Sellers and the Purchaser;
(b)    by either the Purchaser or Sellers, if the Closing shall not have been consummated on or before to August 31, 2014 (the “Outside Date”); provided, however, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or any Seller, then Purchaser (if it is so in breach) or any Seller (if any Seller is in breach), respectively, may not terminate this Agreement pursuant to this Section 4.4(b);
(c)    by the Purchaser or Sellers, if the conditions set forth in Section 9.1 are not satisfied, and such conditions are incapable of being satisfied by the Outside Date;
(d)    by Sellers, if Sellers are not in material breach of the terms of this Agreement and the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 9.2(a) and Section 9.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by the Purchaser within twenty (20) days through the exercise of its reasonable best efforts, then for so long as the Purchaser continues to exercise such reasonable best efforts Sellers may not terminate this Agreement under this Section 4.4(d) unless such breach is not cured within twenty (20) days from written notice to the Purchaser of such breach; provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;
(e)    by Purchaser, if Purchaser is not in material breach of the terms of this Agreement and Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 9.3(a) and Section 9.3(b) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Sellers within twenty (20) days through the exercise of their respective reasonable best efforts, then for so long as Sellers continue to exercise such reasonable best efforts the Purchaser may not terminate this Agreement under this Section 4.4(e) unless such breach is not cured within twenty (20) days from written notice to Sellers of such breach; provided, further, that no cure period shall be required for a breach which by its nature cannot be cured; or
(f)    by Sellers, if all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived by Purchaser and Purchaser fails to deliver the Purchase Price or the other deliverables required by Section 4.3.
The Party desiring to terminate this Agreement pursuant to this Section 4.4 (other than pursuant to Section 4.4(a)) shall give written notice of such termination to the other Party in accordance with Section 11.6.
4.5    Procedure Upon Termination. In the event of a termination of this Agreement by the Purchaser or Sellers, or both, pursuant to Section 4.4, (a) written notice thereof shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall thereupon terminate and become void and of no further force and effect, except as set forth in Section 4.6 and (c) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.
4.6    Effect of Termination. In the event that this Agreement is validly terminated pursuant to a right of termination as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to the Purchaser or Sellers; provided, however, that Section 4.4, Section 4.5, this Section 4.6, Section 8.9, Section 8.11, Article XI, and the parties’ obligations under the Confidentiality Agreement shall survive any such termination and shall be enforceable hereunder. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Sellers hereby, jointly and severally, make the representations and warranties in this Article V to the Purchaser as of the Execution Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as qualified or supplemented by sections in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”). Each such section of the Seller Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article V. The information disclosed in any numbered part of the Seller Disclosure Schedule shall be deemed to be disclosed with respect to every other representation and warranty in this Article V if such information is clearly disclosed, on its face and without any further reference or independent knowledge on the part of the reader, in a way as to make its relevance to the information called for by such other representation and warranty readily apparent.
5.1    Corporate Organization and Qualification. MSN is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the other Sellers is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Sellers is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated or the conduct of its respective Business require such qualification (which jurisdictions are set forth on Section 5.1 of the Seller Disclosure Schedule), except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller has all requisite power and authority under applicable Law and the Seller Organizational Documents (as defined below) to own, lease and operate its properties and to carry on the Business as it is now being conducted in all material respects, except as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of MSN and the other Sellers to enter into and perform their obligations under this Agreement or consummate the transactions contemplated hereby. MSN has previously made available to the Purchaser true, complete and correct copies of MSN’s certificate of formation, limited liability company agreement or similar organization documents (the “MSN Organizational Documents”) and the certificate of formation and bylaws (or other comparable organizational documents) of each of the other Sellers and in effect on the Execution Date (together with the MSN Organizational Documents, the “Seller Organizational Documents”).
5.2    MSN and Affiliates.
(a)    Section 5.2(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of the names, jurisdictions of organization, jurisdictions of qualification as a foreign entity, and equityholders of each Seller. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, all outstanding shares of capital stock of or other equity ownership interests in each Seller (other than MSNH) are owned, directly or indirectly, by MSNH, free and clear of all Encumbrances, other than Permitted Encumbrances. The limited liability company interests of MSNH are owned by the Persons and in the respective amounts set forth in Section 5.2(a) of the Seller Disclosure Schedule.
(b)    Section 5.2(b) of the Seller Disclosure Schedule sets forth each corporation, association or other Person in which each Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.
(c)    None of the Sellers has any Indebtedness except as set forth on Section 5.2(c) of the Seller Disclosure Schedule. For each item of Indebtedness, Section 5.2(c) of the Seller Disclosure Schedule correctly sets forth the debtor, the principal amount of the Indebtedness, the creditor, and the maturity date of the Indebtedness.
5.3    Authority Relative to This Agreement. Except for receipt of any Regulatory Approvals pursuant to Section 5.4(b), each Seller has all requisite power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver each other Transaction Document, and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by the Sellers, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or limited liability company action on the part of Sellers. This Agreement has been, and at or prior to the Closing, each of the other Transaction Documents’ to be executed and delivered by the Sellers will be, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of such other Transaction Document ‘when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
5.4    Conflicts; Consents of Third Parties.
(a)    Except as set forth in Section 5.4(a) of the Seller Disclosure Schedule, none of the execution and delivery by Sellers of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or constitute a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination, or cancellation under, any provision of (i) the Seller Organizational Documents; (ii) any Assigned Contract, Assigned Lease or Material Permit; (iii) any Order of any Governmental Body applicable to any Seller or any of the properties or assets of Sellers, including the Purchased Assets, or the Business; or (iv) any applicable Law, other than, in the case of clauses (ii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have, individually or in the aggregate, a Material Adverse Effect.
(b)    Except as set forth in Section 5.4(b) of the Seller Disclosure Schedule, no Order, Permit, declaration or filing with, notification to, or other Regulatory Approval from, any Governmental Body or other Person is required on the part of Sellers in connection with the execution and delivery of this Agreement or the other Transaction Documents, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby, except for such Orders, Permits, declarations, filings and notifications, the failure of which to obtain or make would not have, individually or in the aggregate, a Material Adverse Effect.

5.5    Absence of Certain Developments. Except for actions contemplated or expressly required or permitted by this Agreement, or set forth in Section 5.5 of the Seller Disclosure Schedule, since December 31, 2013, the Business has been conducted in the Ordinary Course of Business, and none of Sellers has:
(a)    suffered a Material Adverse Effect, and, to the Knowledge of Sellers, no fact or condition exists or is contemplated or threatened that might reasonably be expected to cause a Material Adverse Effect in the future;
(b)    acquired any material assets in excess of $100,000 individually or $250,000 in the aggregate, except for inventories acquired in the Ordinary Course of Business;
(c)    sold, leased, transferred or assigned any assets, tangible or intangible, in excess of $100,000 individually or $250,000 in the aggregate, except for the disposition of obsolete or immaterial assets not necessary for the conduct of the Business;
(d)    accelerated, terminated, modified, amended, or cancelled any Material Contract, or waived, released or assigned any material rights or claims thereunder, in each case, in a manner materially adverse to Sellers (and, to the Knowledge of Sellers, no other party to any such Material Contract has accelerated, terminated, modified, amended, or cancelled such Material Contract or waived, released or assigned any rights or claims thereunder);
(e)    imposed or created any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets, tangible or intangible, that would be binding on the Purchaser;
(f)    incurred or made any capital expenditures in an individual amount in excess of $100,000 and in aggregate amount in excess of $250,000, other than capitalized software costs reflected in the Financial Statements;
(g)    created, incurred, assumed, or guaranteed any Indebtedness that would be binding upon the Purchaser;
(h)    transferred, assigned, abandoned, permitted to lapse or granted (other than pursuant to license agreements entered into in the Ordinary Course of Business) any rights under or with respect to, or entered into any settlement regarding the breach, misappropriation, infringement or violation of, any material Intellectual Property, or modified any existing rights with respect thereto in a manner involving payments by or to the Business in excess of $100,000 individually or $250,000 in the aggregate;
(i)    experienced any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the tangible Purchased Assets in excess of $100,000 individually or $250,000 in the aggregate;
(j)    granted any bonus or any increase in any type of, or otherwise made any change in, the compensation, commission, benefits or other direct or indirect remuneration (including severance or termination pay) payable to, or paid or agreed or made any enforceable oral promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of, any of its current or former directors, Employees, consultants or agents, in each case other than increases in the Ordinary Course of Business in the compensation payable to those Employees earning less than $150,000 per annum;
(k)    delayed or postponed the payment of undisputed accounts payable or any other undisputed Liabilities of the Business in any material respect outside the Ordinary Course of Business;
(l)    encountered, to the Knowledge of Sellers, any labor union organizing activity with respect to the Business, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts;
(m)    adopted, made or agreed to (i) any welfare, pension, retirement, profit sharing, incentive compensation or similar plan, program, payment or arrangement for any Employee except pursuant to the existing Seller Plans, or (ii) any new change of control or collective bargaining agreement;
(n)    made any material addition to or modification of any Seller Plan, other than the extension of coverage to Employees of the Sellers who became eligible after the Most Recent Balance Sheet Date and actions to prepare for the termination of certain Seller Plans;
(o)    changed any finance, Tax or accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(p)    made or rescinded any Tax election, settled or compromised any material Tax Liability or entered into a closing agreement with respect to Taxes;
(q)    received any notice of any cancellation or termination of any Material Contracts with any customers of the Sellers that in the aggregate involved payments to the Sellers of more than $500,000 in the calendar year 2013 (or that the Sellers project as of the Execution Date will involve aggregate payments to the Sellers of more than $500,000 in the 2014 calendar year); or
(r)    took any action or knowingly omitted to take any action that would result in the occurrence of any of the foregoing.
Notwithstanding anything contained in this Agreement to the contrary, the Sellers are expressly permitted to terminate any Contract that is not an Assigned Contract at any time prior to, on or after the Closing Date
5.6    Litigation.
(a)    Except as set forth in Section 5.6(a) of the Seller Disclosure Schedule, there is no material Proceeding (other than Assumed Professional Liabilities Claims and Assumed Workers Compensation Claims) in which any Seller is a party pending, or, to the Knowledge of

Sellers, with which any of them is threatened, in connection with the Business, properties or assets of the Sellers. Except as set forth in Section 5.6(a) of the Seller Disclosure Schedule, no Seller is subject to any judgment, decree, injunction, or Order of any court, arbitration panel or other Governmental Body that relates to the Business or the Purchased Assets and for which the Sellers have continuing obligations or Liabilities.
(b)    Section 5.6(b) of the Seller Disclosure Schedule sets forth a list of all material Proceedings for unresolved professional liability claims for which Sellers have received service of process as of the Execution Date.
5.7    Intellectual Property.
(a)    Section 5.7(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all material Owned Intellectual Property and a list of all material Licensed Intellectual Property (except for Intellectual Property licensed related to off-the-shelf software and licenses implied in the sale of such software). All issued patents, copyright registrations, and registered trademarks and service marks listed on Section 5.7(a) of the Seller Disclosure Schedule and all copyrights held by the Sellers are valid, enforceable and subsisting. The Sellers have the exclusive right to file, prosecute and maintain all their respective patent applications and other applications to register Intellectual Property, and have the exclusive right to maintain their respective patents and other registrations of Intellectual Property.
(b)    Section 5.7(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all material licenses and Contracts that are included in, comprise or are related to the Owned Intellectual Property set forth in Section 5.7(a) of the Seller Disclosure Schedule, except for off the shelf software and licenses implied in the sale of such software.
(c)    Except as set forth in Section 5.7(c) of the Seller Disclosure Schedule, the Sellers own the Owned Intellectual Property, free from any Encumbrances, other than Permitted Encumbrances, and free from any requirement of any present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever; and no action is pending, or to the Knowledge of Sellers, threatened challenging the validity, enforceability, registration, ownership or use of any Seller Intellectual Property.
(d)    Except as set forth in Section 5.7(d) of the Seller Disclosure Schedule, to Sellers’ Knowledge, (i) neither the Sellers nor any of their respective services is infringing upon, misappropriating, diluting or otherwise violating, the Intellectual Property of any third party and (ii) no Person is infringing upon, misappropriating, diluting or otherwise violating, in a material manner, any Seller Intellectual Property. Except as set forth in Section 5.7(d) of the Seller Disclosure Schedule, there is no pending claim, action or proceeding alleging that the Sellers are infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and to the Knowledge of Sellers no such claims are threatened.
(e)    The Sellers own or have the right to use the Seller Intellectual Property as used in the conduct of the Business as currently conducted, free and clear from any Encumbrances

(other than Permitted Encumbrances and subject to the terms and conditions of any agreement pursuant to which such Seller Intellectual Property was obtained or licensed).
(f)    The Sellers have paid all fees and other payments which have heretofore become due to any Governmental Body with respect to their respective Owned Intellectual Property and have taken all reasonable steps to prosecute and maintain the same.
(g)    The Sellers have collected, stored, maintained, used and processed and do collect, store, maintain, use and process Personal Information in accordance with all material Applicable Privacy and Data Security Laws (as defined below) and have taken commercially reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information, and from the loss of Personal Information. There has been no material unauthorized access to or use of, or any security breach relating to or affecting any Personal Information or other confidential information maintained or processed by the Sellers. No person who has had access to such Personal Information or other confidential information has materially violated any Applicable Privacy and Data Security Laws or the terms of any confidentiality agreement. As used herein, “Applicable Privacy and Data Security Laws” means (1) all privacy, security, data protection, direct marketing, consumer protection and workplace privacy laws, rules and regulations of any applicable jurisdiction (including the United States and each state of the United States), and all then-current industry standards, guidelines and practices with respect to privacy, security, data protection, direct marketing, consumer protection and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (2) the applicable data security and privacy policies of the Sellers.
(h)    The Sellers have taken and do take commercially reasonable efforts to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no material violations of same. The Sellers have implemented commercially reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification.
5.8    Agreements, Contracts and Commitments; Certain Other Agreements.
(a)    Section 5.8(a) of the Seller Disclosure Schedule sets forth a list of all of the following types of material Contracts that are related to the Business, to which any Seller is a party or by which any Seller, the Business or the Purchased Assets are bound and under which any Seller continues to have any obligation or Liability as of the Execution Date (such Contracts set forth below are collectively referred to as the “Material Contracts”):
(i)    each note, mortgage, indenture and other obligation and agreement and other instrument for or relating to Indebtedness of the Sellers, and each Contract mortgaging, pledging or otherwise placing a Lien (other than Permitted Encumbrances) on any Purchased Asset or portion of an Purchased Asset, or the guarantee by the Business of any Indebtedness;

(ii)    each Contract pursuant to which any Seller has any Liability to pay earn-outs or other contingent consideration, including any option to acquire or sell any material properties or material assets of such Seller or any other Seller, and having an aggregate purchase price in excess of $100,000;
(iii)    each limited partnership agreement, or limited liability company operating agreement and other joint venture agreement or other similar Contract pursuant to which any Seller has any equity interest in any other Person or under which any Seller is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital or other investment in any other Person;
(iv)    each Contract with customers of any Seller for goods or services to be provided by such Seller, which Sellers reasonably anticipate will involve future payment or payments to any Seller in excess of $100,000 in any calendar year;
(v)    each Contract with suppliers to any Seller for goods or services to be provided to such Seller (other than insurance and real property leases), which Sellers reasonably anticipate will involve future payment or payments by any Seller in excess of $100,000 in any calendar year;
(vi)    employment Contracts or Contracts for services which are not terminable at will by the applicable Seller without Liability for any penalty or severance payment (excluding any Liability or obligation imposed by statute (e.g., COBRA));
(vii)    severance agreements, retention agreements, change of control agreements and similar agreements to which any of the Sellers, on the one hand, and any Employee, consultant or other Person, on the other hand, are a party, and any collective bargaining agreements with any labor unions;
(viii)    plans or Contracts providing for bonuses, pensions, options, stock (or other beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing, or the like;
(ix)    Contracts containing covenants (1) limiting the freedom of any of the Sellers or any of their present or future Affiliates to compete in any line of business or with any Person, (2) requiring any of the Sellers or any of their present or future Affiliates to deal exclusively with any Person or requiring any Person to deal exclusively with any of the Sellers or any of their present or future Affiliates involving future payments to or from any Seller in excess of $1,000,000 in any calendar year, (3) restricting the carrying on of the Business anywhere in the world, or (4) limiting the ability of the Sellers or any of their present or future Affiliates to solicit for employment, hire or employ any Person;
(x)    Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the Purchased Assets;

(xi)    Contracts for the granting or receiving of a license, sublicense or franchise or under which any Seller is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;
(xii)    Contracts (1) with respect to Seller Intellectual Property licensed or transferred to any third party or (2) pursuant to which a third party has licensed or transferred any Intellectual Property to a Seller (in the case of both (i) and (ii), except for off the shelf software and licenses implied in the sale of such software);
(xiii)    each sales agent, dealer, distributor or joint marketing Contract under which the Sellers have obligations to jointly market any product or service;
(xiv)    Contracts under which the Sellers have advanced or loaned any amount to any of their managers, officers or Employees;
(xv)    Contracts with respect to Leased Real Property;
(xvi)    Contracts with any Governmental Body which is a department or instrumentality of the United States federal government;
(xvii)    any other Contract that involves or is reasonably expected to involve outstanding or future payment obligations of $100,000 or more during 2014 or any future calendar year or which is not cancelable by the Sellers without penalty within 30 days.
(b)    Except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, there does not exist under any Material Contract any default or event that with notice or lapse of time or both would constitute a violation, breach or event of default thereunder on the part of any Seller party thereto or, to the Knowledge of Sellers, any other party thereto except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming due execution by the other party or parties thereto, as of the Closing Date, each Material Contract will be in full force and effect and enforceable in accordance with its terms against each Seller that is a party thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.9    Regulatory Matters; Permits.
(a)    Sellers possess all material Permits that are necessary for the lawful operation of the Business as currently conducted and the ownership and use of the Purchased Assets (and the same are listed on Section 5.9 of the Seller Disclosure Schedule) (collectively, the “Material Permits”).
(b)    Each Seller is in compliance with its obligations under each of the Material Permits and the rules and regulations of the Governmental Body issuing such Material Permits, and no condition exists that without notice or lapse of time or both would constitute a default under, or a violation of, any Material Permit.
(c)    Each Material Permit is valid and in full force and effect and there is no Proceeding relating to any of the Material Permits pending or, to the Knowledge of Sellers, threatened, before any Governmental Body.
5.10    Brokers and Finders. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, Sellers have not employed, and to the Knowledge of Sellers, no other Person has made any arrangement by or on behalf of Sellers with any investment banker, broker, finder, consultant, intermediary or other Person in connection with the transactions contemplated by this Agreement which is or would be entitled to any investment banking, brokerage, finder’s or similar fee, commission or expense in connection with this Agreement or the transactions contemplated hereby , and none of the Sellers has incurred, nor shall any of them incur, directly or indirectly, any Liability for any such fees, commissions or expenses.
5.11    Title to Assets and the Transferred Equity Interests.
(a)    Each of the Sellers has good and valid title to its respective Purchased Assets, free and clear of all Encumbrances except Permitted Encumbrances. The Purchased Assets include all material assets required for the conduct of the Business by Purchaser (through the ownership of the Purchased Assets) as the Business is now being conducted. The Purchased Assets do not include stock of or other equity interests in any Person other than the Transferred Equity Interests.
(b)    At Closing, Sellers shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser good and marketable title or a valid leasehold interest in and to each of the Purchased Assets free and clear of all Encumbrances except Permitted Encumbrances; provided, however, that for purposes of this Section 5.11(b), the term Permitted Encumbrances shall exclude Encumbrances for current Federal income Taxes not yet due and payable.
(c)    The Transferred Equity Interests are all of the equity interests in InteliStaf of Oklahoma, LLC (“InteliStaf”) held by MSN. The current sharing ratios of InteliStaf is set forth on Section 5.11(c) of the Seller Disclosure Schedule. No other class or series of capital stock of InteliStaf is authorized and, except as set forth in Section 5.11(c) of the Seller Disclosure Schedule, there are no securities (including preemptive rights, options, warrants or rights of conversion or other rights, agreements, arrangements or commitments, contingent or otherwise) obligating any Seller to sell, redeem, purchase or otherwise acquire the Transferred Equity Interests. MSN owns directly, and has good title to, the Transferred Equity Interests, and, at the Closing, the Purchaser will acquire good and valid title to the Transferred Equity Interests, free and clear of all Encumbrances, except Permitted Encumbrances. The issued and outstanding equity of InteliStaf was issued in compliance with all applicable Laws (including applicable securities laws, if any) and in compliance with InteliStaf’s certificate of formation and limited liability company agreement (or equivalent documents), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.12    Tangible Personal Property; Equipment. Section 5.12(a) of the Seller Disclosure Schedule sets forth all material personal property leases (the “Personal Property Leases”) as of the Execution Date used by any Seller in the Business or to which any Seller is a party or by which the personal property, including Equipment, of any Seller is bound. Except as set forth in Section 5.12(b) of the Seller Disclosure Schedule, as of the Execution Date there does not exist under any of the Personal Property Leases any default or event that with notice or lapse of time or both would constitute a violation, breach or event of default thereunder on the part of any Seller party thereto or, to the Knowledge of Sellers, any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming due execution by the other party or parties thereto, as of the Closing Date, each Personal Property Lease will be in full force and effect and enforceable in accordance with its terms against each Seller that is a party thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect.
5.13    Real Property.
(a)    No Seller owns or at any time has owned real property.
(b)    Section 5.13(b) of the Seller Disclosure Schedule sets forth a list, as of the Execution Date, of all Leased Real Property relating to leased office space and all other Leased Real Property, specifying the address or other information sufficient to identify all such Leased Real Property. Each lease for each parcel of Leased Real Property (collectively, the “Real Property Leases”) grants the applicable Seller the right to use and occupy the applicable Leased Real Property, in accordance with the terms thereof, subject to Permitted Encumbrances. Except as set forth in Section 5.13(b) of the Seller Disclosure Schedule, Sellers have not leased or granted to any Person the right to access, enter upon, use, occupy, lease, manage, operate, maintain, broker or purchase any portion of Sellers’ interest in the Leased Real Property, that is not otherwise a Permitted Encumbrance or that will not otherwise be terminated on or prior to the Closing Date. Assuming due execution by the other party or parties thereto, as of the Closing Date, each Real Property Lease will be in full force and effect and enforceable in accordance with its terms against each Seller that is a party thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The Sellers enjoy peaceful and quiet possession of the Leased Real Property. Purchaser has been provided with a true and complete copy of each Real Property Lease. Except as set forth in Section 5.13(b) of the Seller Disclosure Schedule, there is not under any Real Property Lease any existing default on the part of any of the Sellers, or, to the knowledge of Sellers, any other party thereto, nor any facts which, with the passage of time or notice of default or both, constitute such a default. Except as set forth in the Section 5.13(b) of the Seller Disclosure Schedule, none of the Sellers has made any material alterations, additions or improvements to the premises leased under the Real Property Leases that are required to be removed at the termination of the applicable Real Property Lease term.
(c)    None of Sellers has received any written notice of condemnation or eminent domain proceedings pending or threatened that affect the Leased Real Property. None of Sellers has received any written notice of any zoning, ordinance, building, fire or health code or other legal violation affecting any such Leased Real Property, except where any such violations would not have, individually or in the aggregate, a material adverse effect on the ability of the Sellers to operate the Business in the Ordinary Course of Business.
(d)    All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Financial Statements (as defined below).
5.14    Compliance with Laws. (a) Each Seller is currently conducting the Business in compliance in all material respects with all applicable Laws, (b) no Seller has received any notice of any alleged material violation of any Law applicable to it, and (c) no Seller is in default in any material respect of any order of any Governmental Body applicable to the Purchased Assets or the transactions contemplated under this Agreement. To the Knowledge of the Sellers, no material investigations, material inquiries or material reviews by any Governmental Body with respect to the Business have been commenced, nor are any contemplated.
5.15    Employees.
(a)    Sellers have delivered to Purchaser a true and correct list of the Employees (other than Field Associates) as of the Execution Date, specifying their position, annual salary, and date of hire. Sellers are not delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to Employees. With respect to the Employees, Sellers are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers’ compensation, occupational safety, plant closings, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the WARN Act. Sellers have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Except as set forth on Section 5.15(a) of the Seller Disclosure Schedule, to the Knowledge of Sellers, there are no material pending claims against the Sellers under any workers’ compensation plan or policy or for long term disability as of the Execution Date. Except as set forth on Section 5.6 of the Seller Disclosure Schedule, there are no material controversies pending or, to Sellers’ Knowledge, threatened between Sellers and any of their current or former Employees which have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before a Governmental Body. To the Knowledge of Sellers, no Employees are in any material respect in violation of any term of any employment Contract, nondisclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by Sellers because of the nature of the business conducted by Sellers or to the use of trade secrets or proprietary information of others.

(b)    Section 5.15(b) of the Seller Disclosure Schedule lists the job title, job site and unit, date of Employment Loss, and type of Employment Loss (e.g., termination, layoff or reduction in work hours) of each Employee (excluding Field Associates) or former Employee (excluding Field Associates) who has experienced an Employment Loss in the ninety (90) days immediately preceding the date of this Agreement (excluding Employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six of the 12 months preceding the date of this Agreement). Except as set forth in Section 5.15(b) of the Seller Disclosure Schedule, Sellers do not presently intend to take any action that would result in a “mass layoff” or “plant closing” as defined in the WARN Act between the Execution Date and the Closing Date. At the Closing, Sellers shall provide an update of Section 5.15(b) of the Seller Disclosure Schedule that discloses all Employees (excluding Field Associates but including former Employees who are not Field Associates) who have experienced an Employment Loss in the ninety (90) days immediately preceding the Closing Date. With respect to any Employment Loss that occurred within the one year preceding the date of this Agreement, Sellers have complied with all of the requirements of the WARN Act.
(c)    No Seller is a party to or bound by, either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees nor is any Seller, to the Knowledge of Sellers, subject to any union organization effort, nor is any Seller engaged in any labor negotiation. There are no, and within the prior four years there have not been any (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Sellers, threatened against or involving any Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees. Except as set forth on Section 5.15(c) of the Seller Disclosure Schedule, no Seller has an obligation to make any severance or termination payment to any Employee in excess of any amount payable under common law principles or applicable Law.
(d)    Except as set forth on Section 5.15(d) of the Seller Disclosure Schedule, to the Knowledge of Sellers, there have been no claims of harassment, discrimination, retaliatory act or similar actions against any Employee, officer or director of the Sellers at any time during the past two years and, to the Knowledge of Sellers (without inquiry or investigation), no facts exist that could reasonably be expected to give rise to such claims or actions.
(e)    Except as set forth on Section 5.15(e) of the Seller Disclosure Schedule, none of Sellers’ employment policies or practices with respect to the Business is, to the Knowledge of Sellers, currently being, or at any time since September 27, 2010 has been, audited or investigated by any Governmental Body, including the Department of Labor. To the Knowledge of Sellers, Sellers have made available to Purchaser true and complete copies of all correspondence with Governmental Bodies with respect to such audits or investigations. No such completed audit or investigation has resulted in the imposition of any Tax or penalty or a finding of any systemic issues.

5.16    Company Benefit Plans. Except as provided in Section 5.16 of the Seller Disclosure Schedule:
(a)    Each Seller Plan is listed in Section 5.16 of the Seller Disclosure Schedule (collectively, the “Employee Plans”). The Sellers have made available to the Purchaser true and complete copies of (i) all Employee Plans and all material written contracts, instruments or agreements relating to each Employee Benefit Plan, including related trust agreements, annuity contracts or other funding instruments, (ii) the latest Internal Revenue Service determination or opinion letter obtained with respect to any such Employee Plan qualified or exempt under Section 401 or 501 of the Code, as applicable, the results of discrimination testing for the most recently completed three (3) fiscal years for each such Employee Plan, and all filings under the Internal Revenue Service’s Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Employee Benefit Plan, (iii) Forms 5500 and certified financial statements for the most recently completed three (3) fiscal years for each Employee Plan required to file such form, together with the three (3) most recent actuarial reports, if any, prepared by the Employee Plan’s enrolled actuary, (iv) the current summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions, (v) all summaries furnished to Employees, officers or directors of the Sellers of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required, and (vi) the form notifications to Employees of their rights under Section 4980B of the Code.
(b)    None of the Employee Plans is a “multiemployer plan” (as defined in Section 3(3 7) of ERISA), is or has been subject to Sections 4063 or 4064 of ERISA, or is or has been subject to subject to Title IV of ERISA or Code Section 412 or 430. Neither Sellers nor any of their ERISA Affiliates have any Liability under Title IV of ERISA or Code Section 412 or 430. None of the Employee Plans is subject to any Laws outside of the United States.
(c)    Each Employee Plan has been established, administered and invested in accordance with its material terms and is in material compliance with all applicable Laws. The Sellers have performed and complied in all material respects with all of their respective obligations under or with respect to the Employee Plans. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plan”) has received a determination or opinion letter from the Internal Revenue Service to the effect that such Qualified Plan is so qualified, and, to Sellers’ Knowledge, nothing has occurred since the date of the most recent Internal Revenue Service determination or opinion letter, as applicable, that would materially and adversely affect the tax-qualified status of any Qualified Plan.
(d)    There is no Proceeding or Order relating to, or seeking benefits under, any Employee Plan that is pending or, to the Knowledge of Sellers, threatened against any of Sellers (other than any claims for benefits under the Employee Plans in the Ordinary Course of Business). None of Sellers, or to the Knowledge of Sellers, any fiduciary of any Employee Plan, has any material liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

(e)    No event or condition has occurred in connection with which Sellers or any ERISA Affiliate could be reasonably likely to be subject to any Liability, fine, excise tax, or Encumbrance with respect to any Employee Plan under ERISA, the Code or any other applicable Law or under any agreement or arrangement pursuant to or under which Sellers or any ERISA Affiliate is required to indemnify any Person against such Liability or have any joint and several liability.
(f)    No Employee Plan provides post-retirement or post-termination employee benefits (including death, medical or health benefits) to or in respect of any Employees or former Employees or their beneficiaries, and none of Sellers has any obligation to provide such benefits other than COBRA Continuation Coverage. All contributions or premiums required to be made by Sellers to or under each Employee Plan have been made in a timely fashion in accordance with applicable Law, the terms of the applicable Employee Plan and any applicable collective bargaining agreement.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G or in the imposition of an excise tax under Code Section 4999. No Employee Plan provides for, and Seller has any obligation to provide, a tax gross up or other indemnity obligation for any Taxes imposed under Code Section 4999.
(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) will give rise to any Liability under any Employee Plan, including forgiveness of Indebtedness or the acceleration or creation of any rights of any person to benefits under any Employee Plan (including the acceleration of the accrual or vesting of any benefits under any such Employee Plan or the acceleration or creation of any rights under any employment, severance, retention, parachute or change in control agreement or the right to receive any transaction bonus, severance pay, unemployment compensation, termination pay or withdrawal liability or other similar payment) or the obligation to take action to secure any benefits payable under any Employee Plan.
5.17    Environmental Matters. To the Knowledge of Sellers: (a) each of Sellers is in material compliance with all Environmental Laws; (b) each of the Sellers has obtained all material Permits that are required under Environmental Laws to operate its business; (c) there is no material investigation, suit, claim, action or judicial or administrative proceeding relating to or arising under any Environmental Law that is pending or threatened against any Seller or any real property owned, operated or leased by any Seller, or any of the Purchased Assets; (d) none of the Leased Real Property has been listed on the federal Comprehensive Environmental Response, Compensation Liability Information System (CERCLIS) database or any other similar federal, provincial or state list of known or suspected contaminated sites; (e) no Hazardous Materials have been treated, stored or Released by any Seller at any location or by any other Person at, on or under the Leased Real Property in any manner or concentration that requires investigation, removal or remediation under Environmental Laws or would otherwise cause any Seller or any future owner or operator of any Leased Real Property to incur material liability under Environmental Laws; and (f) no Seller has received any notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material obligations, liabilities or requirements relating to or arising under any Environmental Law.
5.18    Financial Statements. Sellers have delivered to the Purchaser (i) the audited Consolidated Statements of Operations, Statements of Changes in Members’ Equity (Deficit) and Statements of Cash Flow as of and for the fiscal years ended December 25, 2011 and December 30, 2012 for the Sellers and the audited consolidated balance sheets as of each such date (collectively, the “Audited Financial Statements”), (ii) the final draft of the audited Consolidated Statements of Operations, Statements of Changes in Members’ Equity (Deficit) and Statement of Cash Flows as of and for the fiscal year ended December 31, 2013 for the Sellers and the final draft of the audited consolidated balance sheets as of such date (collectively, the “2013 Financial Statements”), and (iii) the unaudited Consolidated Statements of Operations and Statements of Changes in Members’ Equity (Deficit) and Statement of Cash Flows as of and for the three-month period ended March 31, 2014 for the Sellers and the unaudited consolidated balance sheets as of March 31, 2014 (the “Balance Sheet Date”) (collectively, with the Audited Financial Statements and the 2013 Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), present fairly, in all material respects, the financial condition of the Sellers as of such dates and the results of operations and cash flows of the Sellers for such periods, and are consistent, in all material respects, with the books and records of the Sellers (which books and records are correct and complete in all material respects). Each Seller has in place systems and processes that are customary for an organization engaged in a similar business as the Business of such Seller and that are designed to (i) provide reasonable assurances regarding the reliability of the Seller’s financial statements, and (ii) in a timely manner accumulate and communicate to the Seller’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Seller’s financial statements. All accounts, notes and other receivables reflected in the Financial Statements represent sales actually made for goods or services delivered or rendered in bona fide arm’s-length transactions.
5.19    Absence of Undisclosed Liabilities. Except as set forth in Section 5.19 of the Seller Disclosure Schedule, the Sellers do not have any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business or otherwise permitted by the terms and conditions of this Agreement, (b) Liabilities that are or will be Excluded Liabilities, and (c) Liabilities shown on the Sellers’ unaudited consolidated balance sheet as of the Balance Sheet Date.
5.20    Related Party Transactions. Except as set forth on Section 5.20 of the Seller Disclosure Schedule, to the Knowledge of Sellers, there are no Contracts (other than employment agreements) between any Seller, on the one hand, and any employee at the Vice President level or above or director of any Seller, on the other hand. Except as set forth on Section 5.20 of the Seller Disclosure Schedule, to the Knowledge of Sellers, no employee at the Vice President level or above or director of any of any Seller owns any asset used in or held for use in connection with the Business. Except as set forth on Section 5.20 of the Seller Disclosure Schedule, to the Knowledge of Sellers, no employee at the Vice President level or above or director of any Seller owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any Person which is a competitor, supplier or supplier of, or otherwise has a material business relationship with, a Seller.
5.21    Customers; Suppliers; Master Service Providers; Approved Staffing Agency Subcontractors.
(a)    Section 5.21(a) of the Seller Disclosure Schedule contains a true and complete list of the customers of the Business to whom $1,000,000 or greater of services was provided by the Business, listed in order of dollar volume of services provided, during its last full fiscal year and, for such customers, during the four-month period ended April 30, 2014, showing the total services provided in dollar volume to each such customer during each such period.
(b)    Section 5.21(b) of the Seller Disclosure Schedule contains a true and complete list of the fifteen (15) largest suppliers (which, for purposes of this Section 5.21, excludes approved staffing agency subcontractors) of the Business in order of dollar volume of purchases during its last full fiscal year and during the four-month period ended April 30, 2014, showing the total of purchases in dollars to each such supplier during each such period.

(c)    Section 5.21(c) of the Seller Disclosure Schedule contains a true and complete list of all the twenty (20) largest customers for which the Sellers serve as a master service provider in order of dollar volume of services provided during its last full fiscal year and during the four-month period ended April 30, 2014, showing the total services provided in dollar volume during each such period.
(d)    Section 5.21(d) of the Seller Disclosure Schedule contains a true and complete list the twenty (20) largest approved staffing agency subcontractors of the Business in order of dollar volume of services provided during its last full fiscal year and during the four-month period ended April 30, 2014, showing the total services provided in dollar volume during each such period.
(e)    Except as set forth on Section 5.21(e) of the Seller Disclosure Schedule:
(i)    There has not been any material adverse change in the business relationship of the Sellers with any customer, supplier, master service provider or approved staffing agency subcontractor set forth on Sections 5.21(a), 5.21(b), 5.21(c), or 5.21(d) of the Seller Disclosure Schedule;
(ii)    No Seller is engaged in any disputes with any customer, supplier or service provider set forth on Sections 5.21(a), 5.21(b), 5.21(c), or 5.21(d) of the Seller Disclosure Schedule, and the Sellers have not received notice that any such customer, supplier, master service provider or approved staffing agency subcontractor intends to discontinue or adversely modify its relationship with the Business after the Closing Date. In addition, the Sellers do not have any Knowledge that any customer or group of customers of the Business is materially dissatisfied with their services, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iii)    As of the Execution Date, to the Knowledge of Sellers, no customer of Sellers is claiming a refund from Sellers in excess of $100,000 for any past services rendered by Sellers.
5.22    Banking Relationships. Sellers have provided to Purchaser a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Sellers have an account or safe deposit box, or maintain a banking, custodial, trading or other similar relationship, and to which customers of the Sellers remit payment for services rendered.
5.23    Taxes.
(a)    Each Seller has duly, timely and properly filed when due, or caused to be duly and timely filed when due, all federal, state, local, foreign and other Tax Returns required to be filed by it with respect to its sales, income, business or operations (including, without limitation, any consolidated or combined Tax Returns in which it is included) and such Tax Returns are true, correct and complete and disclose all Taxes required to be paid by such Seller. Each Seller has duly paid all Taxes due from it (whether or not as shown on a Tax Return). True, complete and correct copies of all of such Tax Returns for the fiscal years ending December 31, 2010, December 31, 2011, and December 31, 2012 have been previously provided to the Purchaser. The Sellers do not file and are not required to file any Tax Returns in any jurisdiction other than those set forth in Section 5.23(a) of the Seller Disclosure Schedule, and no jurisdiction in which the Sellers do not file Tax Returns has claimed that a Seller is liable to file Tax Returns in that jurisdiction. All amounts required to be withheld by the Sellers from customers or from or on behalf of Employees and others for income, social security, unemployment insurance and other Taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by law, held in accounts for such purpose.
(b)    Except as set forth in Section 5.23(b) of the Seller Disclosure Schedule, (i) there currently are no (nor have there been within the last five years any) pending or, to the Knowledge of Sellers, threatened actions or proceedings (including, without limitation, audit proceedings) by any applicable taxing authority for the assessment, collection, adjustment or deficiency of Taxes against a Seller, and (ii) no Seller has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of a Seller. To the Knowledge of Sellers, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such an action or proceeding or such a notice of deficiency or assessment. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any assessment or audit of any Tax or Tax Return of a Seller for any period (or any applications therefor) and all deficiencies asserted as a result of such examinations (or as a result of any examination of the returns for earlier fiscal years) have been paid or finally settled.
(c)    No Seller a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(d)    No Seller has (i) been a party to any consolidated or combined Tax Return of any group of which MSN has not been the parent corporation, or (ii) any liability or obligation to make any payment to any taxing authority on behalf of its Affiliates on account of Taxes for any period ending on or prior to the Closing Date imposed under Section 1.1502-6 of the Income Tax Regulations or any similar provision of state or local laws or the provision of any Tax sharing agreements. No Seller is a party to any Tax sharing agreements.
(e)    No Seller is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes upon the assets of a Seller except for statutory liens for current Taxes not yet due.
(f)    No Seller is a “foreign person” as that term is used in the Treasury Regulation Section 1.1445-2.
(g)    No Seller is nor has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.
(h)    No Seller is required, nor has it been required to make any adjustment pursuant to IRC Section 481(a) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, and there is no application pending with any Governmental Entity requesting permission for any change in any of its accounting methods for Tax purposes.

(i)    No Seller has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in party by IRC Section 355 or Section 361.
(j)    No Seller has participated in a “reportable transaction” as described in Treas. Reg. § 1.6011-4.
(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Person treated as an independent contractor by the Sellers is and has been properly classified as such under all applicable laws, rules and regulations.
5.24    Insurance.
(a)    Sellers have heretofore made available to the Purchaser:
(i)    true and correct copies of all policies of insurance to which a Seller is a party or under which a Seller, the Business or any officer or director of a Seller (in their capacity as such), is or has been covered at any time since January 1, 2013; and
(ii)    true and complete copies of all pending applications for policies of insurance with respect to the foregoing.
(b)    Section 5.24(b) of the Seller Disclosure Schedule contains a true and complete list of the following:
(i)    any self-insurance or co-insurance arrangement effective on or after September 27, 2012, by or affecting any of the Sellers or the Business, including any reserves established thereunder (which reserves are reflected on the Financial Statements and will be adequate to cover all anticipated Liabilities with respect to any such self-insurance or co-insurance arrangement); and
(ii)    all insurance policies effective on or after September 27, 2012, (including, but not limited to, liability, property and casualty, workers compensation, directors and officers liability, surety bonds, key man or corporate owned life insurance, vehicular and other insurance policies and contracts) covering the Sellers or otherwise held by or on behalf of them, or any aspect of the assets or Business, copies of which have been provided to the Purchaser.
(c)    Except as set forth on Section 5.24(c) of the Seller Disclosure Schedule, there are no pending claims as of the Execution Date made by Sellers or, to the Knowledge of Sellers, any other Persons under any of the insurance policies referred to in Section 5.24(b). To the Knowledge of Sellers, there is no basis for the termination, suspension, modification or amendment of any such insurance policies or their non-renewal on substantially identical terms (including premium costs).
5.25    No Other Representations and Warranties. Except for the specific representations and warranties contained in this Article V, (in each case as modified by the Seller Disclosure

Schedule), no Seller or any other Person makes any express or implied representation or warranty, including with respect to Sellers, or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by Sellers, any of their Affiliates or any of their respective officers, directors, managers, employees, agents or other Representatives. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to the Purchaser by or on behalf of Sellers (collectively, “Review Documents”) are provided as information only. Buyer shall not rely upon any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in this Article V, (in each case as modified by the Seller Disclosure Schedule), Sellers have not made, do not make, and have not authorized anyone else to make, any representation as to: (a) the accuracy, reliability or completeness of any of the Review Documents; (b) the condition of any building(s), structures or other improvements at the Real Property; (c) the operating condition of the properties or assets of the Business; (d) the environmental conditions of the Real Property, INCLUDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES; (e) the enforceability of, or the Purchaser’s ability to obtain the benefits of, any agreement of record affecting the Business; (f) the transferability or assignability of any Contract or Permit; or (g) any other matter or thing affecting or relating to the Business.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby makes the representations and warranties in this Article VI to Sellers as of the Execution Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as qualified or supplemented by Sections in the Purchaser Disclosure Schedule (the “Purchaser Disclosure Schedule”) attached hereto . Each such section of the Purchaser Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article VI. The information disclosed in any numbered part of the Purchaser Disclosure Schedule shall be deemed to be disclosed with respect to every other representation and warranty in this Article VI if such information is clearly disclosed, on its face and without any further reference or independent knowledge on the part of the reader, in a way as to make its relevance to the information called for by such other representation and warranty readily apparent.
6.1    Corporate Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Purchaser is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated or the conduct (or proposed conduct) of its business require such qualification, except as would not or would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of the Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby. The Purchaser has all requisite power and authority under applicable Law and the Purchaser Organizational Documents (as defined below) to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser has previously delivered to the Sellers complete and correct copies of the Purchaser’s certificate of incorporation or similar organization documents, as amended and in effect on the Execution Date (the “Purchaser Organizational Documents”). Purchaser is not in violation of, nor has Purchaser violated, any provisions of its Purchaser Organizational Documents.
6.2    Authority Relative to this Agreement. The Purchaser has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) execute and deliver each other Transaction Document, and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to be executed and delivered by the Purchaser have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and at or prior to the Closing each other Transaction Document to be executed and delivered by the Purchaser will be, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each such other Transaction Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
6.3    Consents and Approvals; No Violation.
(a)    Except as set forth in Section 6.3(a) of the Purchaser Disclosure Schedule, none of the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of (i) the Purchaser Organizational Documents, (ii) any Contract (including any Contracts related to financing) or Permit to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound, or (iv) any applicable Law.
(b)    Except as set forth in Section 6.3(b) of the Purchaser Disclosure Schedule, no Order, Permit, declaration or filing with, or notification to, or other Regulatory Approval from, any Governmental Body or other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Purchaser of any other action contemplated hereby or thereby, or for the Purchaser to operate the Purchased Assets.
6.4    Brokers and Finders. No Person has made any arrangement by or on behalf of the Purchaser with, any investment banker, broker, finder, consultant, intermediary or other Person in connection with the transactions contemplated by this Agreement which is or would be entitled to any investment banking, brokerage, finder’s or similar fee, commission or expense in connection with this Agreement or the transactions contemplated hereby, and the Purchaser has not incurred, directly or indirectly, any Liability for such fees, commissions or expenses.
6.5    Sufficiency of Financing.
(a)    Purchaser has delivered to the Sellers true, complete and correct copies (including all exhibits, schedules, annexes and amendments thereto, but excluding fee arrangements) of (i) an executed commitment letter, dated as of the date hereof, between Purchaser and Bank of America, N.A., and (ii) an executed commitment letter, dated as of the date hereof, between Purchaser and Providence Equity Capital Markets (collectively, the “Commitment Letters” and, sometimes referred to herein as the “Financing Letters”), pursuant to which (but subject to the terms and conditions of which) the counterparties thereto (the “Financing Sources”) have committed to lend the amounts set forth therein (the “Financing”), in each case, for the purpose of funding the consummation of the transactions contemplated by this Agreement.

(b)    The amount of funds to be provided pursuant to the Financing Letters, if funded in accordance with the terms of the Financing Letters, will be sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, including the payment of (i) the aggregate Purchase Price, (ii) any and all fees and expenses required to be paid at the Closing by Purchaser, in connection with the consummation of the transactions contemplated by this Agreement and the Financing and (iii) any other amounts required to be paid by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (collectively, the amounts described in clauses (i) through (iii), the “Financing Uses”). There are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Letters or this Agreement. The Financing Letters are in full force and effect. As of the Execution Date, Purchaser has not amended, modified, supplemented or waived any of the conditions or contingencies to funding contained in the Financing Letters or any other provision of, or remedies under, the Financing Letters. Each of the Financing Letters, in the form so delivered, assuming the due authorization, execution and delivery by the other parties thereto, is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the other parties thereto. As of the Execution Date, no Financing Source has notified Purchaser of its intention to terminate any of the Financing Letters or not to provide the Financing. As of the Execution Date, no event has occurred which, with or without notice, lapse of time or both (i) would constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any of the other parties thereto, under the Financing Letters, (ii) would result in a failure of any condition to the obligations of the parties to the Financing Letters, or (iii) to the Knowledge of Purchaser, would otherwise result in any portion of the Financing to be unavailable; provided, however, that Purchaser is not making any representation or warranty regarding the Business, the effect of any inaccuracy of the representations and warranties in Article V or the failure of the Sellers to comply with their obligations hereunder regarding the Financing Letters. Neither Purchaser nor any Affiliate thereof is a party to any side letters or other contract or agreement related to, or that could affect the availability of, the Financing other than the Financing Letters and the fee letters and customary engagement letters with respect thereto. Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters.
6.6    Investigation. In entering into this Agreement, Purchaser has relied upon its own investigation and analysis as well as the representations and warranties made by Sellers in Article V, and Purchaser acknowledges that neither Sellers nor any of their Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates, except as and only to the extent expressly set forth in Article V. In connection with the Purchaser’s investigation of the Business, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Business and certain budget and business plan information. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser acknowledges and agrees that no Seller makes any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections and forecasts (or any component thereof).
6.7    Litigation. There is no Proceeding in which the Purchaser is a party pending or, to the Knowledge of the Purchaser, with which it is threatened, in connection with the properties or assets of the Purchaser, that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Purchaser to enter into and perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. There is no Order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Body purporting to enjoin or restrain the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents or the transactions contemplated hereby or that would reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of the Purchaser to enter into and perform its obligations under this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby.
ARTICLE VII.
EMPLOYEES
7.1    Employee Matters.
(a)    Purchaser shall make an offer of employment commencing as of the Closing Date to each Employee of Sellers (other than those Employees set forth on Schedule 7.1(a)(i)) who is employed in connection with the Business (including any such employee who is absent due to vacation, holiday, illness, leave of absence or disability) (each a “Business Employee”) (i) in the same or substantially similar job or position and location as in effect immediately prior to the Closing Date, (ii) at a salary or wage level and bonus opportunity reasonably comparable to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (iii) with benefits and other terms and conditions of employment that are reasonably comparable to the benefits and other terms and conditions received by comparable employees of Purchaser (excluding any equity-based compensation plans). Each such Business Employee who accepts such an offer of employment and signs a restrictive covenant agreement in substantially the form heretofore provided to Sellers by Purchaser shall become an employee of Purchaser on the Closing Date and is referred to as a “Transferred Employee.” If any Transferred Employee is subsequently terminated by Purchaser within the six (6) month period after the Closing Date, then

Purchaser shall make severance payments to such Transferred Employee in an amount that is not less than the amount of severance that such Transferred Employee would have been entitled to receive from Sellers (if such Transferred Employee had been terminated by Sellers as of the Closing Date); provided, however, that with respect to each Business Employee set forth on Schedule 7.1(a)(ii) (the “Specified Employees”), the Sellers shall remain liable (and the Purchaser shall not be liable) for the severance obligations owed to such Specified Employees in the event that the Purchaser terminates any of such Specified Employees within sixty (60) days of the Closing Date.
(b)    Purchaser shall maintain employee records transferred to Purchaser hereunder for a period of not less than four (4) years and during that period will afford Sellers reasonable access to such records during Purchaser’s normal business hours. Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser’s treatment of its employee records.
7.2    Employee Plans.
(a)    Following the Closing Date: (i) Purchaser shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employee or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by employees of Sellers (and their dependents or beneficiaries) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.
(b)    With respect to each employee benefit plan, policy and practice, including severance, vacation and paid time off plans, policies and practices, sponsored or maintained by Purchaser or its affiliates, Purchaser shall grant, or cause to be granted, to all Transferred Employees from and after the Closing Date credit for all service with Sellers and its predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance); provided that service with the Sellers shall not be counted for purposes of benefit accrual under any pension plan of Purchaser or to the extent that such recognition would result in any duplication of benefits.
7.3    Successor Employer. Purchaser shall use its best efforts to apply the successor employer provisions of Treasury Regulation Section 31.3121(a)(1)-1(b) with respect to each employee hired by Purchaser for the year of the Closing.
7.4    COBRA Coverage. The Sellers shall be responsible for providing the provision of continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”), for all current and former employees of Sellers with respect to any “qualifying event” (within the meaning of COBRA) incurred on or prior to the Closing Date or otherwise arising as a result of the transactions described herein. At their sole option, Sellers may, no less than three (3) days prior to Closing, deliver to Purchaser a written notice electing to have their obligation to provide COBRA Continuation Coverage to any current or former employees of Sellers (the “COBRA Employees”) assumed by Purchaser in exchange for deferring an amount of the Purchase Price equal to $2,500,000 on the terms set forth herein. If Sellers so elect, on the date that is twenty-one (21) months after the Closing Date, the Purchaser shall pay to Sellers by wire transfer of immediately available federal funds to an account designated by Sellers an amount equal to $2,500,000 minus the Purchaser COBRA Costs (provided that the amount to be paid to Sellers shall in no case exceed $2,500,000). The balance of the deferred Purchase Price shall be retained by the Purchaser. For purposes of this Agreement, the term “Purchaser COBRA Costs” shall mean: (i) the aggregate amount of any direct out-of-pocket Liabilities actually paid by Purchaser pursuant to this Section 7.4 on account of the claims of the COBRA Employees minus (ii) any premiums for coverage paid to Purchaser by such COBRA Employees. The obligation of Purchaser to pay such deferred purchase price shall be absolute and shall not be subject to any set off, recoupment or reduction for any reason whatsoever, including as a result of any breach by Sellers of its obligations hereunder. In the event that Sellers do not elect to have their obligation to provide COBRA Continuation Coverage assumed by the Purchaser, Sellers shall not take any action to terminate their employee health benefit plan prior to the date that is eighteen (18) months after the Closing.
7.5    WARN Act. Purchaser shall assume and agrees to pay or discharge all obligations and liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act or any similar state or local Law arising as a result of the transactions contemplated by this Agreement. Purchaser shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying fully with the WARN Act.
7.6    No Third-Party Beneficiaries.
(a)    Notwithstanding anything set forth in this Article VII, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Plan or (ii) shall limit the right of the Sellers or any of their Affiliates to amend, terminate or otherwise modify any Seller Plan following the Closing Date.
(b)    Sellers and the Purchaser acknowledge and agree that all provisions contained in this Article VII with respect to current or former Employees are included for the sole benefit of Sellers and the Purchaser, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors, officers or consultants of Sellers, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser or any of its Affiliates.
ARTICLE VIII.
COVENANTS AND AGREEMENTS
8.1    Conduct of Business of Sellers.
(a)    During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.4 or the Closing, except (1) as required by applicable Law, (2) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1(a), or (3) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each Seller shall:

(i)    conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;
(ii)    use commercially reasonable efforts to preserve the goodwill and business relationships of the Business and keep available the services of its current officers and satisfactorily performing Employees, pay when due all accounts payable, comply with all applicable Laws and, to the extent consistent therewith, preserve the assets (tangible and intangible) of the Business.
(b)    During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.4 or the Closing, except (1) as required by applicable Law, (2) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1(a), or (3) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or conditioned and, in the event that Sellers request Purchaser’s consent in writing and Purchaser does not provide a written response within four (4) Business Days after such request, Purchaser shall be deemed to have provided its prior written consent to such request), each of the Sellers shall not (except in the Ordinary Course of Business):
(i)    mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Purchased Assets;
(ii)    sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets except to the extent permitted by this Agreement;
(iii)    grant any increase in the rate or terms of compensation to any of its Employees, or increase the benefits payable under any Seller Plan;
(iv)    enter into any Contract to do any of the foregoing or agree to do anything prohibited by this Section 8.1(b);
(v)    terminate the employment of any Business Employee other than for good cause; or
(vi)    enter into any other Contract or make any commitment involving an amount in excess of $100,000.
(c)    Prior to the Closing, Purchaser will prepare, at Purchaser’s expense, appropriate documents, including articles of amendment, changing Sellers’ name so as to effectuate the transfer of the Purchased Names and any of like names or combinations of words or derivations thereof to Purchaser. Promptly after the Closing Date, Sellers will, at Purchaser’s expense, file such forms with the appropriate Governmental Body and promptly deliver evidence of such name change to the Purchaser. Following the Closing, Sellers shall cease using the Purchased Names and any derivations thereof.

8.2    Access to Information.
(a)    Each of Sellers agrees that, subject to the Confidentiality Agreement, between the Execution Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.4, the Purchaser shall be entitled, through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (collectively, “Representatives”), to have such reasonable access during normal business hours to, and make such reasonable investigation and examination of, the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers as the Purchaser’s Representatives may reasonably request in writing, provided, however, that Sellers shall not be obligated to provide information that they are not permitted to provide under applicable healthcare laws and regulations. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance written notice and under reasonable circumstances, including Sellers’ right to have its Representative accompany the Purchaser upon the Leased Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 8.2, Sellers shall furnish to the Purchaser and its Representatives such financial, operating and property related data and other information as such Persons reasonably request in writing. Each of Sellers shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with the Purchaser and the Purchaser’s Representatives in connection with such investigations and examinations, and the Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with such Sellers and their respective Representatives and shall use their reasonable efforts to minimize any disruption to the Business.
(b)    Sellers shall have the right to have one or more Representatives present at all times during any such inspections, interviews and examinations. The Purchaser shall hold in confidence all such information disclosed, whether before or after the Execution Date, pursuant to the terms and subject to the conditions contained in the Confidentiality Agreement and such information shall not be used by any Person, other than in connection with the transactions contemplated hereby or as otherwise expressly permitted by the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, prior to Closing, without the prior written consent of Sellers, such consent not to be unreasonably withheld or delayed, the Purchaser shall not contact any Employees or any vendors to, or customers of, Sellers or any of their Affiliates regarding the Business, this Agreement or the transactions contemplated hereby.
(c)    From and after the Closing Date, the Purchaser shall give Sellers and Sellers’ Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including any Documents included in the Purchased Assets), personnel files and books and records of the Purchaser pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date or (ii) the Excluded Assets and the Excluded Liabilities. In connection with the foregoing, the Purchaser shall use commercially reasonable efforts to cause its Representatives to furnish to Sellers such financial, technical, operating and other information pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date, or (ii) the Excluded Assets and the Excluded Liabilities,

in each case, as Sellers’ Representatives shall from time to time reasonably request in writing and to discuss such information with such Representatives.
(d)    No information received pursuant to an investigation made under this Section 8.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Sellers set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Seller Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article IX.
8.3    Additional Financial Statements.
(a)    Sellers shall deliver to Purchaser promptly after available (and, in any event, at the same time as such items are first delivered to any of the Lenders) copies of all monthly and quarterly financial statements relating to the Business that may be prepared by the Sellers during the period from the date of this Agreement to the Closing Date.  All financial statements delivered pursuant to this Section shall be in accordance with the books and records of the Business, shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements, and shall fairly present the financial position and results of operations of the Business as at the dates and for the periods indicated.  Sellers shall promptly furnish to Purchaser any other information concerning the financial and operating condition of the Business that Purchaser from time to time may reasonably request.
(b)    Sellers shall cooperate with Purchaser in a timely manner as reasonably requested by Purchaser in connection with (i) Purchaser’s preparation of historical financial statements and pro forma financial information involving the Business to the extent required pursuant to Regulation S-X promulgated by the U.S. Securities and Exchange Commission, and (ii) the timely filing of any other financial statements and pro forma financial information with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and for any securities offerings by Purchaser or its Affiliates for which such financial information is reasonably necessary, in each case including (A) permitting Purchaser to use any audited or unaudited financial statements of the Sellers available, (B) facilitating the delivery from the Sellers’ or Purchaser’s independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (C) facilitating the delivery from the Sellers’ independent public accountants of relevant consent letters necessary in connection with the foregoing and (D) if any requested financial statements are not available, assisting Purchaser and its independent public accountants in the preparation of such financial statements.
8.4    Further Agreements. The Purchaser authorizes and empowers Sellers from and after the Closing Date to receive and to open all mail received by Sellers relating to the Purchased Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 8.4. Each of Sellers shall (a) promptly deliver to the

Purchaser any mail or other communication received by them after the Closing Date and relating to the Purchased Assets, the Business or the Assumed Liabilities, (b) promptly transfer in immediately available funds to the Purchaser any cash, electronic credit or deposit received by such Seller but solely to the extent that such cash, electronic credit or deposit are Purchased Assets or arise from the operation of the Business from and after the Closing Date and (c) promptly forward to the Purchaser any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Purchased Assets or arise from the operation of the Business from and after the Closing Date. The Purchaser shall (x) promptly deliver to Sellers any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to Sellers, any cash, electronic credit or deposit received by the Purchaser but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Sellers any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Sellers shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Sellers.
8.5    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement and applicable Law, Sellers and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 8.5 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 8.5. Without limiting the foregoing, following the Execution Date and until the Closing Date or this Agreement is terminated in accordance with Section 4.4, the parties shall use their commercially reasonable efforts to take the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:
(i)    obtain the Required Consents and any approvals (including Regulatory Approvals), waivers, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;
(ii)    avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;
(iii)    take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible;
(iv)    execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to the Purchaser and its successors and assigns, all of the Purchased Assets, and for the Purchaser and its successors and assigns, to assume the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby; and
(v)    take any and all actions necessary to effect the transfer of all of the Material Permits. Subject to the terms and conditions of this Agreement, and to the extent commercially reasonable, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of Sellers and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective of consummating the transactions contemplated hereby or is required by applicable Law.
(b)    Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.4, Sellers, on the one hand, and the Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.
(c)    Nothing contained herein shall prohibit Sellers from winding up their affairs or dissolving on or following November 1, 2015.
8.6    Antitrust Notification.
(a)    If required by law, the Purchaser and Sellers shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Body, any other filings, reports, information and documentation required for the transactions contemplated by this Agreement pursuant to any Other Antitrust Regulations. Each of the Sellers and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. Purchaser and Sellers shall each be responsible for 50% of all filing fees and counsel fees payable in connection with such filings.

(b)    The Sellers and the Purchaser shall use their reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body and shall comply promptly with any such inquiry or request. Without limiting the foregoing, each of the Sellers and the Purchaser shall (i) promptly notify each other of any material communications from and to personnel of the reviewing Governmental Bodies, (ii) confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations, (iii) agree not to participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Sellers, shall be limited to outside antitrust counsel only), and (iv) each approve in the content of any presentations, white papers or other substantive written materials to be submitted to any Governmental Body in advance of any such submission.
8.7    Disclosure Schedules. From the Execution Date until the Closing, the Sellers shall have the right to modify, amend and/or supplement the Seller Disclosure Schedules to reflect (a) any information that was not within the Knowledge of the Sellers as of the Execution Date and/or (b) any event or occurrence that first occurs after the Execution Date, but prior to the Closing, by delivering any such modifications, amendments and/or supplements to the Purchaser in writing. For purposes of determining whether the conditions to Closing in Article IX are satisfied, the Seller Disclosure Schedules shall only be deemed to include the information contained therein on the Execution Date.
8.8    Preservation of Records. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and Assumed Liabilities for a period of five (5) years from the Closing Date, in the case of the Purchaser, and until December 31, 2015, in the case of Sellers, and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or tax audits against or governmental investigations of Sellers or the Purchaser or any of their respective Affiliates or in order to enable Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers or the Purchaser wishes to destroy such records at the end of the respective periods described in the foregoing sentence, such party shall first give sixty (60) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within such sixty (60) day period, to take possession of the records within one hundred and twenty (120) days after the date of such notice.
8.9    Publicity. Except to the extent required by Applicable Law or stock exchange rules, each of the Sellers and the Purchaser shall not issue a press release or make any other public announcement concerning this Agreement or the matters or transactions contemplated hereby without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld, conditioned or delayed).
8.10    Notification of Certain Matters. Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Sellers, of (a) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, (b) any material Proceeding commenced or threatened against such Party (with respect to the Purchaser that arises out of the transactions completed by this Agreement) and (c) any development that would reasonably be expected to result in a failure of a condition set forth in Article IX. To the extent permitted by applicable Law, Sellers shall give prompt notice to the Purchaser of (w) any notice of any alleged violation of Law applicable to any Seller, (x) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of any Seller, is contemplated, (y) the infringement or unauthorized use by any Person of any material Intellectual Property (of which any Seller has Knowledge) and (z) the execution of any Material Contract entered into other than in the Ordinary Course of Business (and Sellers shall deliver or make available a copy thereof to the Purchaser).
8.11    Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets, Assumed Liabilities and the employees of Sellers, and shall, with respect to any of the Excluded Assets and Excluded Liabilities, remain in full force and effect in accordance with its terms.
8.12    Standstill.
(a)    Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement in terminated in accordance with Section 4.4, the Sellers will not, and will not direct or authorize any of its directors, officers, equityholders, employees, agents, affiliates, financing sources, accountants, counsel, financial or professional advisors (collectively, the “Standstill Representatives”) to: (i) initiate or submit, or take any action to solicit or encourage the initiation or submission of, any expression of interest, inquiry, proposal or offer from any person or entity (other than Purchaser or its advisors) related to or in connection with any direct or indirect acquisition (whether by merger, consolidation, reorganization, share exchange, equity purchase, asset purchase or otherwise) of some or all of the equity or all or substantially all of the assets of the Sellers or any of its direct or indirect subsidiaries (an “Alternative Transaction”); or (ii) contact, or make any attempt to contact, participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person or entity (other than Purchaser and its advisors) in each case relating to or in connection with an Alternative Transaction.
(b)    Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement in terminated in accordance with Section 4.4, the Sellers will promptly notify Purchaser in writing of any proposal or offer by a third party relating to an Alternative Transaction received by the Sellers or any of the Standstill Representatives.
8.13    Letters of Credit. The Sellers have obtained the letters of credit described on Schedule 8.13 from the issuers (the “LC Issuers”) and deposited the cash collateral described therein (the “Cash Collateral”) for the purpose of collateralizing certain insurance obligations of the Sellers (the “Letters of Credit”). The Purchaser hereby agrees to use commercially reasonable efforts to provide a replacement letter of credit to the beneficiary of each such Letter of Credit and to cause each such beneficiary to deliver the original of each applicable Letter of Credit to the applicable LC Issuer for cancellation on or prior to the Closing, and the Sellers hereby agree to cooperate in all reasonable respects with Purchaser in connection therewith. In the event that Purchaser is unable to provide any such replacement letter of credit and to cause each such beneficiary to deliver the original of each applicable Letter of Credit to the applicable LC Issuer for cancellation on or prior to the Closing, Purchaser hereby agrees (i) to provide a letter of credit on or prior to the Closing, in form and substance similar to, and issued by a financial institution acceptable to the applicable LC Issuer, the Letter of Credit not so replaced and delivered for cancellation, as collateral for such Letter of Credit, in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn (collectively, the “Back-to-Back LCs”); and (ii) to continue to use its commercially reasonable efforts to provide a replacement letter of credit and to cause each such beneficiary to deliver the original of each applicable Letter of Credit to the applicable LC Issuer for cancellation until such replacement letter of credit is so provided and such Letter of Credit is so delivered for cancellation. The Purchaser hereby agrees to provide a letter of credit (the “Travelers LC”) for the benefit of The Travelers Companies (or its applicable Affiliate) (“Travelers”) sufficient to cause Travelers to return the Cash Collateral to the Sellers on or prior to the Closing, and the Sellers hereby agree to cooperate in all reasonable respects with Purchaser in connection therewith.
8.14    Financing.
(a)    Subject to the terms and conditions of this Agreement, Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary and do, or cause to be done, all things reasonably necessary to arrange and obtain the proceeds of the Financing at or prior to the Closing, including using its commercially reasonable efforts to (x)

enter into definitive agreements with respect to the Financing Letters on terms and conditions no less favorable in the aggregate to Purchaser than those contained in the Financing Letters (provided that such other terms would not reasonably be expected to prevent or materially impair or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement), (y) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions applicable to Purchaser or its Representatives in the Financing Letters (or definitive agreements entered into with respect to the Financing Letters), and (z) consummate the Financing at or prior to the Closing Date, subject to the satisfaction or waiver of the conditions contained in the definitive agreements entered into with respect to the Financing Letters. Any reference in this Agreement to (I) “Financing” shall include the financing contemplated by the Financing Letters as amended or modified and (II) “Financing Letters” or “Commitment Letters” shall include such documents as amended or modified.
(b)    Purchaser shall keep the Sellers reasonably informed of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Purchaser shall give the Sellers prompt notice of (x) any actual or threatened material breach or material default by any party to any of the Financing Letters or definitive agreements entered into with respect to the Financing Letters of which Purchaser becomes aware or (y) the receipt of any written notice or other communication from any Financing Source related to the likely failure by a Financing Source to fund the Financing or a reduction in the amount of the Financing.
(c)    If the Financing Letter expires or is terminated prior to the Closing, in whole or in part, for any reason, Purchaser shall promptly notify the Sellers and shall use its commercially reasonable efforts to arrange to obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (the “Alternative Financing”) in an amount such that the aggregate funds that would be available to Purchaser at the Closing (taking into account other sources of funds available to Purchaser) will be sufficient to satisfy the Financing Uses; provided, that Purchaser shall not be required to arrange or obtain any such Alternative Financing on terms and conditions that are (x) in the case of financial or material terms and conditions, less favorable to Purchaser than the analogous terms and conditions contained in the Financing Letters and (y) in the case of any other terms and conditions, significantly less favorable to Purchaser than the analogous terms and conditions contained in the Financing Letters. In the event any Alternative Financing is obtained, (i) any reference in this Agreement to the “Financing” shall be deemed to include the debt financing contemplated by the Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Financing Letters” or the “Commitment Letters” shall be deemed to include the financing letters and commitment letters with respect to the Alternative Financing.
(d)    Sellers shall, and shall cause their respective Representatives to, use commercially reasonable efforts to provide such cooperation that is necessary in connection with the arrangement of the Financing as may be reasonably requested by Purchaser.
(e)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.14 shall require, and in no event shall the commercially reasonable efforts of Purchaser be deemed or construed to require, Purchaser (i) to pay any fees in excess of those contemplated in the Financing Letters (whether to secure waiver of any conditions contained therein or otherwise), or (ii) to amend or waive any of the terms or conditions hereof. Subject to the rights of the parties to the Commitment Letters under the terms thereof, none of the parties hereto, nor any of their respective Affiliates or related persons shall have any rights or claims against any Financing Sources in connection with this Agreement, any of the transactions contemplated hereby, or the Financing and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, in each case, whether at law or equity, in contract, in tort or otherwise.
8.15    Insurance Premiums.
At or prior to the Closing, Sellers shall pay in full all premiums in respect of the insurance policies set forth on Schedule 9.3(k) that are required to be paid at or prior to the Closing.
ARTICLE IX.
CONDITIONS TO CLOSING
9.1    Conditions Precedent to the Obligations of the Purchaser and Sellers. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers and Purchaser in whole or in part to the extent permitted by applicable Law):
(a)    there shall not be in effect any statute, rule, regulation, executive order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and
(b)    each of the Required Consents shall have been obtained.
9.2    Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of the Purchaser set forth in Article VI hereof shall be true and correct in all respects (in the case of any representation or warranty qualified by “materiality” or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by “materiality” or “Material Adverse Effect”) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date), and Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(b)    the Purchaser shall have performed and complied in all material respects with all material obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;
(c)    the Purchaser shall have delivered, or caused to be delivered, to Sellers (or the applicable party) all of the items set forth in Section 4.3;
(d)    the Purchaser and the Escrow Agent shall have executed the Adjustment Escrow Agreement; and
(e)    the Purchaser shall have delivered to Sellers appropriate evidence of all necessary corporate action by the Purchaser in connection with the transactions contemplated hereby, including: (i) certified copies of resolutions duly adopted by the Purchaser’s board of directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by the Purchaser of this Agreement; and (ii) a certificate as to the incumbency of officers of the Purchaser executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.
9.3    Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Purchaser in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of Sellers set forth in Article V hereof shall be true and correct in all respects (in the case of any representation or warranty qualified by “materiality” or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by “materiality” or “Material Adverse Effect”) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date), and the Purchaser shall have received a certificate signed by an authorized officer of MSN, dated the Closing Date, to the foregoing effect;
(b)    Sellers shall have performed and complied in all material respects with all material obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of MSN, dated such Closing Date, to the forgoing effect;
(c)    Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 4.2;
(d)    Sellers and the Escrow Agent shall have executed the Adjustment Escrow Agreement;
(e)    between the Execution Date and the Closing Date, there shall not have occurred a Material Adverse Effect;

(f)    the Assumed Contracts and Assumed Leases set forth on Schedule 9.3(f) (the “Required Contracts”) shall have been assigned to Purchaser;
(g)    Sellers shall have delivered to Purchaser appropriate evidence of all necessary corporate or limited liability company action by the Sellers in connection with the transactions contemplated hereby, including: (i) certified copies of resolutions duly adopted by the Sellers’ members, stockholders, board of managers or similar governing body approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by the Sellers of this Agreement; and (ii) a certificate as to the incumbency of officers of each Seller executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement;
(h)    Purchaser shall have received an opinion, dated the Closing Date from counsel to Sellers substantially in the form attached hereto as Schedule 9.3(h);
(i)    any Encumbrances on any of the Purchased Assets securing any Indebtedness of Sellers shall have been released; and the assets covered by that certain Service Contract and Equipment Lease dated April 26, 2013, by and among MSN, as lessee, and Hewlett-Packard Financial Services Company, as lessor, shall have been assigned to Purchaser free and clear of any and all Encumbrances;
(j)    Purchaser shall have received the Financing pursuant to the Commitment Letters;
(k)    Sellers’ insurance policies set forth on Schedule 9.3(k) shall have been duly assigned to Purchaser (or, if applicable, Purchaser shall have been named an additional named insured on such policies);
(l)    except for the removal of the “going concern” qualification by the Sellers’ independent auditor, there shall not have been any modifications or other changes to the 2013 Financial Statements attached hereto as Exhibit D; and
(m)    the individuals set forth in the schedule labeled “Required Offer Letter Signatories” delivered to Sellers by Purchaser prior to the Execution Date shall have executed and delivered to Purchaser offer letters and employment agreements in substantially the form provided to Sellers by Purchaser.
9.4    Failure Caused by Party’s Failure to Comply. Neither Sellers nor the Purchaser may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.
ARTICLE X.
TAXES

10.1    Tax Matters.
(a)    Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the purchase and sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid one-half by Purchaser and one-half by Sellers.
(b)    The Purchaser shall, within sixty (60) days after the Closing Date, prepare and deliver to the Sellers for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the Purchased Assets (such schedule, the “Allocation”). If the Sellers raise any objection to the Allocation within twenty (20) days of the receipt thereof, the Purchaser and the Sellers will negotiate in good faith to resolve such objection(s). The Purchaser and the Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Body or any other proceeding) without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Sellers from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and neither Purchaser or Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such Allocation. The Purchaser and the Sellers shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain a mutually agreed upon Independent Accounting Firm to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 10.1(b) shall survive the Closing without limitation.
(c)    All real, personal and intangible property Taxes and any other Taxes levied on a per diem basis, with respect to the Purchased Assets or the Business for any Tax Period beginning on or before, and ending after, the Closing Date shall be apportioned between the portion of the Tax Period ending on the Closing Date and the portion of the Tax Period beginning on the day immediately after the Closing Date based on the number of days of such Tax Period included in the portion ending on the Closing Date and the number of days of such Tax Period included in the portion beginning on the day immediately after the Closing Date.
ARTICLE XI.
MISCELLANEOUS
11.1    Payment of Expenses. Except as otherwise provided in this Agreement and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this

Agreement and the consummation of the transactions contemplated hereby and thereby. In no event will any of such expenses of Sellers be Assumed Liabilities.
11.2    Entire Agreement: Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and other documents specifically referred to herein) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that no amendment, supplement, change or waiver to this Section 11.2 or to Section 8.14(e), 11.4, or 11.5 or the second sentence of Section 11.7 (or the definitions of this Agreement that are used in such sections) shall be effective as to the Financing Sources without the prior written consent of the Financing Sources. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

11.3    Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
11.4    Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.
11.5    Jurisdiction. Waiver of Jury Trial.
(a)    THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES AND ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES AND THE FINANCING SOURCES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY AGREEMENT CONTEMPLATED HEREBY, OR THE FINANCING.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE FINANCING.
11.6    Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) days after being sent by registered or certified mail, postage prepaid, as follows:
If to Sellers, to:
Medical Staffing Network Healthcare, LLC
901 Yamato Road
Boca Raton, Florida 33431
Attention: Chief Executive Officer
Facsimile No.: 866-526-2856
With a copy (which shall not constitute effective notice) to:
King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30318
Attention: Sarah R. Borders and Jon R. Harris, Jr.
Facsimile No.: 404-572-5100

If to the Purchaser, to:
Cross Country Healthcare, Inc.
6551 Park of Commerce Boulevard, N.W.
Suite 200
Boca Raton, Florida 33487
Attention: General Counsel
Facsimile No.: 800-565-9774
With a copy (which shall not constitute effective notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Stephen W. Rubin, Esq.
Facsimile No.: 212-969-2000
or to such other Persons or addresses as may be designated in writing by the party to receive such notice.
11.7    Binding Effect; Assignment. This Agreement shall be binding upon the Purchaser and Sellers, and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below; provided that notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Financing Sources are third party beneficiaries of this sentence and each of Sections 8.14(e), 11.2, 11.4 and 11.5. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may (i) assign its rights and obligations hereunder in whole or in part to one or more wholly owned subsidiaries of the Purchaser (subject to the next succeeding sentence) and (ii) assign its rights hereunder to any lenders to Purchaser or its Affiliates. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.
11.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
11.9    Non-Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, advisor, lawyer, agent, representative, incorporator, member, partner or equityholder of, or any lender to, any Seller or the Purchaser shall have any liability for any obligations or liabilities of any Seller or the Purchaser under this Agreement or Sellers’ Documents or the Purchaser’s Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
11.10    Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.
11.11    Indemnification; Survival.
(a)     Each of Purchaser and Sellers agrees to indemnify the other with respect to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees which are alleged to be due and payable with respect to the transactions contemplated by this Agreement and which are asserted as a result of the actions of the indemnifying party. There shall be no post-Closing indemnification of either party hereto by the other party with respect to any matter not set forth in this Section 11.11.
(b)    The (i) representations and warranties of the parties hereto, and (ii) covenants and agreements of the parties hereto that by their terms are to be performed before Closing, contained in this Agreement or in any certificate or other writing delivered in connection herewith, shall not survive the Closing. The covenants and agreements of the parties hereto contained herein that by their terms are to be performed after Closing shall survive the Closing for such terms.
11.12    Injunctive Relief. The parties agree that damages at Law may be an inadequate remedy for the breach of any covenants, promises and agreements contained in this Agreement by Sellers, and, accordingly, the Purchaser shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining the Sellers from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by Sellers. The rights set forth in this Section 11.12 shall be in addition to any other rights which the Purchaser may have at Law or in equity pursuant to this Agreement.
11.13    Certain Interpretations.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.
(ii)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iii)    The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(iv)    The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).
(v)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.
(vi)    Any reference in this Agreement to $ shall mean U.S. dollars.
(vii)    Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(viii)    The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(b)    The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
(c)    Purchaser acknowledges hereby that Sellers may not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

11.14    Acknowledgement.
The parties acknowledge that (i) no past, present or future direct or indirect equity holder of the Sellers, the Lenders or any of their respective Affiliates, (ii) no past, present or future member of any board of directors of the Sellers, the Lenders or any of their respective Affiliates, and (iii) no past, present or future director, officer, member, or employee of the Sellers, the Lenders or any of their respective Affiliates (such Persons described in clauses (i)-(iii) above, the “Non-Recourse Parties”) is a party to this Agreement.  The parties further acknowledge that none of the Non-Recourse Parties, whether individually or collectively, shall have any liability whatsoever of any kind or description for any obligations or liabilities of the Sellers under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.  Accordingly, the parties hereby agree that in the event (a) there is any alleged breach or alleged default or breach or default by any party under this Agreement or (b) any party has or may have any claim arising from or relating to the terms of this Agreement, no party shall, or shall have any right to, commence any proceedings or otherwise seek to impose any Liability whatsoever of any kind or description on or against the Non-Recourse Parties, whether collectively or individually, by reason of such alleged breach, default or claim.
[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PURCHASER:

Cross Country Healthcare, Inc.

By:    /s/ William J. Grubbs
Name: William J. Grubbs
Title: President, Chief Executive Officer

SELLERS:

MSN Holdco, LLC

By:    /s/ Brian Poplin
Brian Poplin
President & Chief Executive Officer

MSN Holding Company, Inc.

By:    /s/ Brian Poplin
Brian Poplin
President & Chief Executive Officer

Medical Staffing Network Healthcare, LLC

By:    /s/ Brian Poplin
Brian Poplin
President & Chief Executive Officer

Optimal Workforce Solutions, LLC

By:    /s/ Brian Poplin
Brian Poplin
President & Chief Executive Officer

Signature Page to Asset Purchase Agreement